UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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CORIXA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
June 2, 2005
Dear Corixa Stockholders:
      The board of directors of Corixa Corporation has unanimously approved a merger in which Corixa Corporation would become a wholly owned subsidiary of SmithKline Beecham Corporation (doing business as GlaxoSmithKline), the principal U.S. operating subsidiary of GlaxoSmithKline plc. If the merger is completed, holders of Corixa common stock will receive $4.40 in cash, without interest, for each share of Corixa common stock they own and holders of Corixa Series A preferred stock and Series B preferred stock will receive $517.65 and $172.01 in cash, respectively, without interest, for each share of Series A preferred stock and Series B preferred stock they own, as applicable.
      Stockholders of Corixa Corporation will be asked at the special meeting to adopt the merger agreement. After careful consideration, the board of directors of Corixa unanimously determined that the proposed merger and the merger agreement are in the best interests of Corixa and its stockholders and declared advisable and recommends that Corixa stockholders vote “FOR” adoption of the merger agreement.
      In deciding to approve the merger and recommend that the Corixa stockholders adopt the merger agreement, Corixa’s board of directors considered various factors that are more fully described in the attached proxy statement, which you are encouraged to read carefully in its entirety.
      The special meeting of stockholders to adopt the merger agreement will be held on July 12, 2005, at 1:00 p.m., local time, at Corixa’s corporate headquarters located at 1900 9th Avenue, Suite 1100, Seattle, Washington 98101. Detailed directions are available at www.corixa.com.
      The proxy statement attached to this letter provides you with information about the special meeting of Corixa stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.
      Your vote is very important. Whether or not you plan to attend the special meeting, it is important that your shares are represented. Please read the enclosed proxy statement and mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or complete a proxy by telephone or via the Internet, to ensure that your vote is counted. Of course, if you attend the special meeting, you will have the right to vote your shares in person.

Sincerely,

Steven Gillis, Ph.D.
Chairman and Chief Executive Officer
      This proxy statement is dated June 2, 2005 and is first being mailed to stockholders of Corixa on or about June 7, 2005.

CORIXA CORPORATION
1900 9th Avenue, Suite 1100
Seattle, Washington 98101

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held July 12, 2005

       A special meeting of stockholders of Corixa Corporation, a Delaware corporation, will be held on July 12, 2005, at 1:00 p.m., local time, at Corixa’s corporate headquarters located at 1900 9th Avenue, Suite 1100, Seattle, Washington 98101, for the following purposes:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 29, 2005, by and among SmithKline Beecham Corporation (doing business as GlaxoSmithKline), a Pennsylvania corporation, or SKB, GSK Delaware Corp., a Delaware corporation and wholly owned direct subsidiary of SKB, and Corixa Corporation; and

•	to transact any other business properly presented at the special meeting and any adjournments or postponements of the special meeting, including to consider any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.
      These items of business are more fully described in the proxy statement accompanying this notice. Our board of directors has fixed the close of business on May 31, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, Corixa had outstanding and entitled to vote 59,654,584 shares of common stock and 12,500 shares of Series A preferred stock (convertible into approximately 1,470,588 shares of common stock) and 37,500 shares of Series B preferred stock (convertible into approximately 1,465,989 shares of common stock). Holders of Corixa common stock and preferred stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. See “THE MERGER — Appraisal Rights” on page 27.
      Your vote is very important. The affirmative vote of the holders of a majority of the shares of Corixa common stock and preferred stock on an as-converted basis (voting together as one class) outstanding at the close of business on the record date is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If you fail to return a proxy or vote at the special meeting, your shares will effectively be counted as a vote against the adoption of the merger agreement.

By Order of the Board of Directors,

Kathleen McKereghan Deeley
Secretary
Seattle, Washington
June 2, 2005
      Corixa’s board of directors unanimously declared advisable, and recommends, that Corixa stockholders vote “FOR” adoption of the merger agreement.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to vote on the adoption of the merger agreement that provides for the acquisition of Corixa by SmithKline Beecham Corporation (doing business as GlaxoSmithKline), or SKB, to be effected by means of a merger of GSK Delaware Corp., a wholly owned subsidiary of SKB, with and into Corixa. If the merger agreement is adopted and the merger is consummated, Corixa will cease to be a publicly traded company, and will instead continue as a wholly owned Delaware subsidiary of SKB.

Q:	What Will Corixa Stockholders Receive in the Merger?

A:	As a result of the merger, Corixa stockholders will receive cash consideration of $4.40 for each share of Corixa common stock, $517.65 for each share of Series A preferred stock and $172.01 for each share of Series B preferred stock, each without interest. For example, if you own 100 shares of Corixa common stock, you will receive $440.00 in cash in exchange for your shares.

Q:	Does the Corixa Board of Directors Recommend Voting in Favor of the Merger?

A:	Yes. After careful consideration, the Corixa board of directors unanimously determined that the terms and conditions of the merger are advisable, fair to, and in the best interests of Corixa and its stockholders, and unanimously recommends that the Corixa stockholders vote “FOR” adoption of the merger agreement. Please also see the section entitled “THE MERGER — Reasons for the Merger” on page 18.

Q:	What Do I Need to Do Now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then please mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Corixa stockholders. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card.

Q:	What Vote Is Required to Adopt the Merger Agreement?

A:	In order to adopt the merger agreement the holders of a majority of the shares of Corixa common stock and preferred stock on an as-converted basis (voting together as one class) outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement.

Q:	What Happens If I Do Not Vote?

A:	The failure to vote, either by proxy or in person at the special meeting, will have the same effect as voting against the merger agreement.

Q:	May I Vote in Person?

A:	Yes. You may attend the special meeting of Corixa stockholders and, if you are the record holder, vote your shares in person. Even if you intend to attend the special meeting in person, we encourage you to complete, date, sign and return a proxy card to us or to complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by you in person unless you obtain a proxy from your broker.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement.

Q:	May I Change My Vote After I Have Delivered a Proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Corixa stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I Send in My Corixa Stock Certificates Now?

A:	No. If the merger agreement is adopted and the merger is completed, you will receive written instructions for exchanging your shares of Corixa stock for the applicable per-share cash amount. Please do not send your Corixa stock certificates now.

Q:	Will I Owe Taxes as a Result of the Merger?

A:	The receipt of cash consideration pursuant to the merger for shares of Corixa stock generally will be a taxable transaction to Corixa stockholders for U.S. federal income tax purposes. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger for you.

Q:	When Do You Expect the Merger to Be Completed?

A:	We currently expect to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder adoption of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law.

Q:	Am I Entitled to Dissenters’ or Appraisal Rights?

A:	Yes. Holders of Corixa capital stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

Q:	Who Can Help Answer My Questions?

A:	If you would like additional copies, without charge, of this proxy statement or have questions about the merger, including the procedures for voting your shares, you should contact:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (866) 781-5469

SUMMARY TERM SHEET FOR THE MERGER
      This summary term sheet, together with the preceding question and answer section, highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. You may obtain copies of the documents that we refer to in this proxy statement without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 48. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description in this proxy statement of the topics presented in this summary.
The Companies (Page 12)
Corixa Corporation
1900 9th Avenue, Suite 1100
Seattle, Washington 98101
Telephone: (206) 366-3700
      Corixa Corporation, a Delaware corporation, which we refer to in this proxy statement as Corixa, is an immunotherapeutic product development company with multiple product candidates in late-stage human clinical trials. Corixa is developing innovative immunotherapeutic products that address a range of infectious and inflammatory diseases, allergies and cancers. Corixa was originally incorporated in Delaware as WWE Corp. on September 8, 1994. Corixa’s headquarters and primary research, process development and clinical and regulatory operations are in Seattle, Washington and its adjuvant manufacturing operations are in Hamilton, Montana. Additional information regarding Corixa is contained in Corixa’s filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 48.
Smith Kline Beecham Corporation
(d/ b/ a GlaxoSmithKline)
One Franklin Plaza
200 N. 16th Street
Philadelphia, Pennsylvania 19102
Telephone: (512) 751-7633
      SmithKline Beecham Corporation (doing business as GlaxoSmithKline), a Pennsylvania corporation, which is referred to in this proxy statement as SKB, is the principal U.S. operating subsidiary of GlaxoSmithKline plc, which, together with its subsidiaries and including SKB, is referred to in this proxy statement as GSK. GSK is a major global healthcare group engaged in the creation, discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products.
GSK Delaware Corp.
One Franklin Plaza
200 N. 16th Street
Philadelphia, Pennsylvania 19102
Telephone: (512) 751-7633
      GSK Delaware Corp., a Delaware corporation and a wholly owned subsidiary of SKB, was organized solely for the purpose of entering into the merger agreement with Corixa and completing the merger, and has not conducted any business operations.

The Special Meeting (Page 9)
      Date, Time and Place. A special meeting of the stockholders of Corixa will be held on July 12, 2005, at Corixa’s headquarters, located at 1900 9th Avenue, Suite 1100, Seattle, Washington 98101, at 1:00 p.m., local time, to consider and vote upon a proposal to adopt the merger agreement and any other matter that may properly come before the special meeting.
      Record Date and Stock Entitled to Vote. You are entitled to vote at the special meeting if you owned shares of Corixa common stock, Series A preferred stock or Series B preferred stock at the close of business on May 31, 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of Corixa common stock you owned at the close of business on the record date, and you will have one vote for each share of common stock that you would be entitled to receive upon conversion of each share of Series A preferred stock or Series B preferred stock you owned at the close of business on the record date. There are 59,654,584 shares of Corixa common stock, 12,500 shares of Series A preferred stock (convertible into approximately 1,470,588 shares of common stock) and 37,500 shares of Series B preferred stock (convertible into approximately 1,465,989 shares of common stock) outstanding at the close of business on the record date.
      Vote Required. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of Corixa common stock and preferred stock on an as-converted basis (voting together as one class) that are outstanding at the close of business on the record date.
      Share Ownership of Corixa Directors and Executive Officers and of GSK. The directors and executive officers of Corixa and their affiliates own and have the right to vote 7,203,213 shares of Corixa’s common stock, or approximately 11.5% of the voting power of the outstanding shares entitled to vote at the special meeting. 7,145,673 of these shares, or approximately 11.4% of the voting power of the outstanding shares entitled to vote at the special meeting, are covered by the support agreements described below and are required to be voted “FOR” adoption of the merger agreement pursuant to those agreements. We have been advised by the holders of the remaining 57,540 of these shares, or 0.1% of the voting power of the outstanding shares entitled to vote at the special meeting, that they also intend to vote all of such shares “FOR” adoption of the merger agreement. In addition, under the terms of the merger agreement, SKB has agreed to vote (and to cause its controlled affiliates to vote), and use reasonable best efforts to cause GSK to vote, its shares of Corixa’s common stock “FOR” adoption of the merger agreement and “AGAINST” any other proposal or offer to acquire Corixa. Excluding the common stock covered by the support agreements, which GSK disclaims beneficial ownership of, GSK beneficially owns approximately 8% of the voting power of the outstanding shares entitled to vote at the special meeting.
      Voting of Proxies. Only shares affirmatively voted “FOR” the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a Corixa stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” adoption of the merger agreement. Brokers who hold shares of Corixa common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of Corixa common stock will have the same effect as votes “AGAINST” adoption of the merger agreement.
      Revocability of Proxies. The grant of a proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by: (a) filing with the Secretary of Corixa a duly executed revocation of proxy; (b) submitting a duly executed proxy to the Secretary of Corixa bearing a later date; or (c) attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Structure of the Merger (Page 29)
      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, GSK Delaware, a wholly owned subsidiary of SKB and a party to the merger agreement, will merge with and into Corixa. Corixa will survive the merger as a wholly owned Delaware subsidiary of SKB.
Reasons for the Merger (Page 18)
      The Corixa board of directors believes that the merger is advisable, fair and in the best interests of the stockholders of Corixa. To review the reasons of the Corixa board of directors for recommending the merger see “THE MERGER — Reasons for the Merger.”
Recommendation of the Board of Directors (Page 20)
      The Corixa board of directors has unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable and fair to you and in your best interests. The Corixa board of directors unanimously declared advisable, and recommends, that you vote “FOR” adoption of the merger agreement.
Opinion of Corixa’s Financial Advisor (Page 20)
      On April 29, 2005, Banc of America Securities LLC, Corixa’s financial advisor, delivered to the Corixa board of directors a written opinion to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Corixa common stock (other than SKB and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion, dated April 29, 2005, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Corixa common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities provided its opinion to the Corixa board of directors to assist the board in evaluating the merger consideration to be received by holders of Corixa common stock (other than SKB and its affiliates). The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote at the special meeting.
Interests of Corixa Directors and Management in the Merger (Page 26)
      In considering the recommendation of the Corixa board of directors in favor of the merger, stockholders of Corixa should be aware that members of the Corixa board of directors and officers of Corixa have interests in the merger that are different from, or in addition to, the interests of stockholders of Corixa generally. Such interests relate to or arise from, among other things:

•	the terms of the merger agreement provide for the continued indemnification of current directors and officers of Corixa and directors’ and officers’ liability insurance for six years after the completion of the merger, in each case, for certain events occurring at or before the merger;

•	directors and officers with options to acquire Corixa common stock will have these options fully accelerated as a result of the merger and all their options to acquire Corixa common stock will be cancelled at the time of the merger, with directors and officers having options with an exercise price less than $4.40 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.40 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option;

•	certain transaction bonuses are to be paid as a result of the merger to certain of Corixa’s executive officers pursuant to their employment agreements; and

•	in the event that an executive officer resigns his or her employment for good reason or is terminated without cause within 12 months following completion of the merger, he or she is entitled to enhanced severance benefits.
Appraisal Rights (Page 27)
      Corixa stockholders who do not wish to accept the cash merger consideration of $4.40 per share of common stock, $517.65 per share of Series A preferred stock and $172.01 per share of Series B preferred stock have the right under Delaware law to exercise appraisal rights and receive payment in cash for the fair value of their shares determined in accordance with Delaware law. The fair value of shares of Corixa capital stock as determined in accordance with Delaware law may be more or less than the per share cash amount to be paid to non-dissenting Corixa stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of adoption of the merger agreement and must follow specific procedures. Dissenting Corixa stockholders must make a written demand for appraisal prior to the taking of the stockholder vote and must precisely follow the specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. We encourage all Corixa stockholders to read these provisions carefully and in their entirety.
Merger Consideration (Page 30)
      If the merger is completed, stockholders of Corixa will receive $4.40 per share of common stock, $517.65 per share of Series A preferred stock and $172.01 per share of Series B preferred stock in cash, in each case without interest. The per share consideration for Series A and Series B preferred stock is equal to the amount determined by multiplying (a) the per share common stock consideration of $4.40, times (b) the number of shares of common stock into which each share of Series A or Series B preferred stock, as applicable, is convertible, which is the par value of such share of preferred stock ($1,000), divided by the conversion price of such share of preferred stock ($8.50 for Series A preferred stock, and $25.58 for Series B preferred stock).
      After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Corixa stockholder. Corixa stockholders will receive the merger consideration after exchanging their Corixa stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to Corixa stockholders shortly after completion of the merger.
      Prior to the closing, Corixa will cause each stock option that is outstanding immediately prior to the effective time to be fully accelerated and cancelled as a result of the merger, with holders of options with an exercise price less than $4.40 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.40 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option.
      Prior to the closing, all outstanding purchase rights under Corixa’s 2001 Employee Stock Purchase Plan will be exercised, and shares of Corixa common stock will be issued, in accordance with the terms of the plan. The plan will be terminated at the effective time of the merger.
Market Price (Page 8)
      Corixa common stock is listed on The Nasdaq National Market. On April 29, 2005, the last full trading day prior to the public announcement of the proposed merger, Corixa common stock closed at $3.09. On June 1, 2005, the last full trading day prior to the printing of this proxy statement, Corixa common stock closed at $4.35.

Support Agreements (Page 43)
      Steven Gillis, Ph.D., Robert Momsen, Arnold Oronsky, Ph.D. and certain affiliates of Messrs. Momsen and Oronsky, and Sprout Capital IX, L.P. and certain of its affiliates, which collectively beneficially own approximately 11% of Corixa’s outstanding common stock and preferred stock on an as-converted basis, have agreed, pursuant to individual support agreements with SKB, each dated as of April 29, 2005, that they will vote all their shares in favor of the adoption of the merger agreement and against any other proposal or offer to acquire Corixa. The support agreements may not be terminated at any time prior to the time of the merger, except upon the termination of the merger agreement or the mutual agreement of the parties to the support agreement.
Regulatory Matters (Page 33)
      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. On May 13, 2005, SKB and Corixa filed the required notification and report forms. Corixa is not aware of any other waiting period or consent required under any applicable antitrust laws. Corixa can provide no assurance that a challenge to the merger on U.S. or foreign antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Conditions to Completion of the Merger (Page 35)
      SKB and Corixa are obligated to complete the merger only if they satisfy or, in some cases, waive, a number of conditions, including the following:

•	the adoption of the merger agreement by Corixa’s stockholders;

•	the absence of any legal prohibition (whether temporary, preliminary or permanent) on the consummation of the merger;

•	other than the filing of a certificate of merger with the Delaware Secretary of State, all consents, approvals and authorizations of any governmental entity required to consummate the merger, the failure of which to be obtained or taken would reasonably be expected to have a material adverse effect on SKB or Corixa, shall have been obtained;

•	the applicable waiting periods under the Hart-Scott-Rodino Act, or other applicable pre-clearance requirement of any foreign competition law, shall have expired or been terminated;

•	the accuracy of the other company’s representations and warranties in the merger agreement, subject to the materiality standards set forth in the merger agreement; and

•	the performance by the other party in all material respects of its obligations under the merger agreement.
Limitation on Consideration of Competing Proposals (Page 36)
      Corixa has agreed that it will neither solicit or encourage any inquiries or proposals regarding any competing transaction, nor negotiate a proposal for a competing transaction with any third party. However, after a determination that an unsolicited written proposed competing transaction would reasonably be expected to lead to a superior competing transaction, Corixa may respond to such proposal if and to the extent required by the Corixa board’s fiduciary duties. Corixa must immediately notify SKB if it receives any proposals for a competing transaction.
Termination (Page 37)
      Corixa and SKB may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after Corixa’s stockholders have adopted the merger agreement. The merger agreement may also be terminated at any time prior to completing the merger under certain circumstances, including:

•	if the merger is not completed by December 31, 2005 (other than because of a breach of the merger agreement caused by the party seeking termination);

•	if any court or governmental agency issues a final, nonappealable order preventing the merger, provided, however, that the party seeking to terminate for this reason has used commercially reasonable efforts to remove such order or reverse such action;

•	if the other party to the merger agreement breaches any of its representations or agreements that would give rise to a failure of a condition to the merger and fails to cure its breach by the earlier of (a) 20 business days after notice and (b) December 31, 2005;

•	by SKB, if Corixa’s board of directors (a) withdraws, or adversely modifies, its recommendation of the merger agreement, (b) fails to reaffirm its recommendations of the merger agreement within seven business days after SKB requests in writing that such recommendation be reaffirmed, (c) determines to accept, or recommends to Corixa stockholders, a competing transaction or (d) fails to recommend that stockholders reject any third-party tender or exchange offer for Corixa shares within ten business days after such offer is first made;

•	by Corixa, in order to enter into an agreement relating to a superior competing transaction in accordance with the solicitation restrictions contained in the merger agreement; or

•	if Corixa stockholders’ adoption of the merger agreement is not obtained at a duly held meeting.
Expenses and Termination Fee (Page 40)
      The merger agreement provides generally that regardless of whether the merger is consummated, all out-of-pocket expenses incurred by the parties shall be borne by the party incurring such expenses. SKB and Corixa will, however, share equally all fees payable with respect to the filing, printing and mailing of this proxy statement and in connection with filings made pursuant to applicable antitrust laws.
      The merger agreement requires, however, that Corixa pay SKB a termination fee of $10,000,000 if the merger agreement is terminated under any of the circumstances specified in “THE MERGER AGREEMENT — Termination Fee,” including if Corixa terminates the merger agreement to enter into an agreement relating to a superior competing transaction.

FORWARD-LOOKING INFORMATION
      Our disclosure and analysis in this proxy statement contain forward-looking statements, which provide our current expectations or forecasts of future events. Forward-looking statements include, among other things, statements concerning whether and when the proposed merger with SKB will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may” and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation:

•	the merger not being consummated in a timely manner, if at all;

•	the effect of the announcement of the merger on our relationships with our commercial partners, operating results and business generally, including the ability to retain key employees; and

•	other statements that are not historical facts.
      Words such as “believes,” “anticipates,” “expects” and “intends” may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons.
      You should not unduly rely on these forward-looking statements, which speak only as of the date of this proxy statement. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement or to reflect the occurrence of unanticipated events.

MARKET PRICE AND DIVIDEND DATA
      Corixa common stock is quoted on The Nasdaq National Market under the symbol “CRXA.” The following table shows the high and low per share sales price of Corixa common stock as quoted on The Nasdaq National Market for each of the quarters indicated.

	Corixa
	Common Stock

	High	Low

2003
First Quarter	$6.92	$5.16
Second Quarter	8.92	6.40
Third Quarter	9.89	6.69
Fourth Quarter	9.00	5.22
2004
First Quarter	6.95	5.76
Second Quarter	7.23	4.15
Third Quarter	5.32	3.26
Fourth Quarter	4.76	3.26
2005
First Quarter	4.20	2.92
Second Quarter (through June 1, 2005)	4.36	2.60
      As of June 1, 2005, the last date prior to printing this proxy statement for which it was practicable for Corixa to obtain this information, we had 1,497 holders of record of our common stock.
      The following table sets forth the closing per share sale price of Corixa common stock, as quoted on The Nasdaq National Market on April 29, 2005, the last full trading day before the public announcement of the proposed merger, and on June 1, 2005, the last full trading day before the printing of this proxy statement:

Corixa
Common Stock
Closing Price

April 29, 2005	$3.09
June 1, 2005	$4.35
      Corixa has never declared or paid cash dividends on its common stock. The current policy of Corixa is to retain earnings for use in its business. If the merger is consummated, Corixa common stock will be delisted from The Nasdaq National Market and there will be no further market for Corixa common stock.

THE SPECIAL MEETING OF STOCKHOLDERS
General
      This proxy statement is furnished to the stockholders of Corixa in connection with the solicitation of proxies by our board of directors for use at the special meeting of stockholders and at any adjournment or postponement of the special meeting. The special meeting will be held on July 12, 2005, at 1:00 p.m., local time, at Corixa’s corporate headquarters located at 1900 9th Avenue, Suite 1100, Seattle, Washington 98101.
      This proxy statement and the enclosed proxy card were first mailed to stockholders entitled to vote at the special meeting on or about June 7, 2005.
Purpose of Special Meeting
      The purpose of the special meeting is:

•	to consider and vote upon a proposal to adopt the merger agreement; and

•	to transact any other business properly presented at the special meeting and any adjournments or postponements of the special meeting, including to consider any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.
      The Corixa board of directors unanimously approved the merger agreement and the merger, determined that the merger agreement and the merger are fair to and in the best interests of Corixa and its stockholders, and recommends that Corixa’s stockholders vote “FOR” adoption of the merger agreement.
Record Date and Outstanding Shares
      The close of business on May 31, 2005 has been fixed as the record date for determining the holders of shares of Corixa capital stock entitled to notice of and to vote at the special meeting. At the close of business on the record date, Corixa had approximately 59,654,584 shares of common stock outstanding held by approximately 1,497 stockholders of record, 12,500 shares of Series A preferred stock held by one stockholder of record and 37,500 shares of Series B preferred stock held by one stockholder of record.
      Each outstanding share of common stock on the record date is entitled to one vote on all matters. Each outstanding share of Series A preferred stock and Series B preferred stock on the record date is entitled to one vote for each share of common stock into which the Series A preferred stock or Series B preferred stock, as applicable, could be converted, rounded to the nearest whole number of shares. As of the record date, the Series A preferred stock was convertible into approximately 1,470,588 shares of common stock and the Series B preferred stock was convertible into approximately 1,465,989 shares of common stock.
Quorum and Vote Required
      The inspector of elections will tabulate votes cast by proxy or in person at the special meeting. The inspector will also determine whether or not a quorum is present at the special meeting. A quorum for the special meeting is the presence, in person or by proxy, of the holders of a majority of the shares of common stock and preferred stock on an as-converted basis (together as one class) that are outstanding at the close of business on the record date. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.
      The affirmative vote of the holders of a majority of the shares of common stock and preferred stock on an as-converted basis (voting together as one class) that are outstanding at the close of business on the record date is required to adopt the merger agreement.

Effect of Abstentions and Failure to Vote
      Shares subject to abstentions are considered to be present at the special meeting, and are therefore counted toward establishing the presence of a quorum. If a Corixa stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote “AGAINST” adoption of the merger agreement. Brokers or other nominees who hold shares of Corixa common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will be treated as not present for purposes of determining whether a quorum is present, and will effectively count as votes “AGAINST” adoption of merger agreement.
Voting of Proxies
      Stockholders may vote by attending the special meeting and voting their shares of Corixa stock in person, or by proxy, either by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope, or by telephone or via the Internet in accordance with the instructions listed on the proxy card. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by the stockholder in person unless the he, she or it obtains a proxy from his, her or its broker. Stockholders should instruct their broker to vote their shares, following the procedure provided by their broker.
      If a stockholder’s shares are represented by a proxy, they will be voted in accordance with the directions thereon. If a stockholder signs and returns his, her or its proxy without giving any direction, such shares will be voted “FOR” adoption of the merger agreement. Such shares will be voted by a stockholder’s proxy in his, her or its discretion as to any other business as may properly come before the special meeting.
      Corixa does not expect that any matter other than those discussed in this proxy statement will be brought before the special meeting. Corixa’s bylaws provide that the purpose of the special meeting must be set forth in the notice for the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, Corixa intends that shares of Corixa capital stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the merger agreement. However, proxies that indicate a vote “AGAINST” adoption of the merger agreement will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional votes in favor of the adoption of the merger agreement.
Revocability of Proxies
      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (a) signing and returning to the Secretary of Corixa a written notice of revocation, (b) submitting a duly executed proxy bearing a later date to the Secretary of Corixa or (c) attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If a stockholder’s shares are held in “street name” by a broker, bank or other nominee, such stockholder should follow the instructions of their broker, bank or other nominee regarding the revocation of proxies.
Share Ownership of Corixa’s Directors and Executive Officers
      At the close of business on the record date, Corixa’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 7,203,213 shares of Corixa’s common stock, or approximately 11.5% of Corixa’s issued and outstanding common stock and preferred stock on an as-converted basis on that date. 7,145,673 of these shares, or approximately 11.4% of the voting power of the outstanding shares entitled to vote at the special meeting, are covered by the support agreements described below and are required to be voted “FOR” adoption of the merger agreement pursuant to those agreements. The remaining 57,540 of these shares of Corixa common stock, or approximately 0.1% of the voting power of the outstanding shares entitled to vote at the special meeting, that are not covered by the support agreements are held by Corixa’s directors and executive officers and their affiliates, each of whom has advised Corixa that he, she or it also intends to vote all of his, her or its shares of Corixa common stock “FOR” adoption of the merger agreement.
Support Agreements and Share Ownership by GSK
      Steven Gillis, Ph.D., Robert Momsen, Arnold Oronsky, Ph.D. and certain affiliates of Messrs. Momsen and Oronsky, and Sprout Capital IX, L.P. and certain of its affiliates, which collectively beneficially own approximately 11.4% of Corixa’s outstanding common stock and preferred stock on an as-converted basis, have agreed, pursuant to individual support agreements with SKB, each dated as of April 29, 2005, that they will vote all their shares “FOR” adoption of the merger agreement and “AGAINST” any other proposal or offer to acquire Corixa. In addition to these support agreements, under the terms of the merger agreement, SKB has agreed to vote (and to cause its controlled affiliates to vote), and use reasonable best efforts to cause GSK to vote, its shares of Corixa’s common stock “FOR” adoption of the merger agreement and “AGAINST” any other proposal or offer to acquire Corixa. Excluding the common stock covered by the support agreements, which GSK disclaims beneficial ownership of, GSK beneficially owns approximately 8% of Corixa’s outstanding common stock and preferred stock on an as-converted basis.
Solicitation of Proxies
      All costs of solicitation of proxies will be borne by Corixa. Corixa has retained Georgeson Shareholder Communications Inc. to aid in Corixa’s solicitation of proxies and to verify records relating to the solicitations. Georgeson Shareholder Communications Inc. has also agreed to provide proxy solicitation services with regard to banks, brokers, institutional investors and individual stockholders. Corixa anticipates paying Georgeson Shareholder Communications Inc. approximately $10,000 plus reasonable out-of-pocket expenses for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail, telephone or Internet without delay. Corixa also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.
      Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Corixa stock certificates will be mailed to Corixa stockholders as soon as practicable after completion of the merger.

THE MERGER
      The following discussion describes the proposed merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents referred to for a more complete understanding of the merger.
      References to, and descriptions of, the merger, the merger agreement and the terms thereof throughout this proxy statement are qualified in their entirety by reference to the merger agreement included as Annex A to this proxy statement. The merger agreement is incorporated into this proxy statement where such references and descriptions appear. You are strongly encouraged to read the merger agreement in its entirety.
The Companies
Corixa Corporation
1900 9th Avenue, Suite 1100
Seattle, Washington 98101
Telephone: (206) 366-3700
      Corixa Corporation, a Delaware corporation, which we refer to in this proxy statement as Corixa, is an immunotherapeutic product development company with multiple product candidates in late-stage human clinical trials. Corixa is developing innovative immunotherapeutic products that address a range of infectious and inflammatory diseases, allergies and cancers. Corixa was originally incorporated in Delaware as WWE Corp. on September 8, 1994. Corixa’s headquarters and primary research, process development and clinical and regulatory operations are in Seattle, Washington and its adjuvant manufacturing operations are in Hamilton, Montana. Additional information regarding Corixa is contained in Corixa’s filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 48.
Smith Kline Beecham Corporation
(d/b/a GlaxoSmithKline)
One Franklin Plaza
200 N. 16th Street
Philadelphia, Pennsylvania 19102
Telephone: (512) 751-7633
      SKB is the principal U.S. operating subsidiary of GlaxoSmith Kline plc, which, together with its subsidiaries and including SKB is referred to in this proxy statement as GSK. GSK is a major global healthcare group engaged in the creation, discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products.
GSK Delaware Corp.
One Franklin Plaza
200 N. 16th Street
Philadelphia, Pennsylvania 19102
Telephone: (512) 751-7633
      GSK Delaware Corp. is a Delaware corporation and a wholly owned subsidiary of SKB. GSK Delaware was organized solely for the purpose of entering into the merger agreement with Corixa and completing the merger and has not conducted any business operations.
Background of the Merger
      In 2000, Corixa acquired BEXXAR therapeutic regimen, which was approved by the FDA in June 2003 for the treatment of certain patients with non-Hodgkin’s lymphoma. Early in 2004, given the slow acceptance of BEXXAR in the marketplace and correspondingly low sales, Corixa’s management undertook a survey of late-stage clinical development or approved products that Corixa might in-license or acquire from third parties in order to leverage its sales force investment and increase the potential for commercial success of Corixa. An internal team of clinical oncologists, marketing, sales and licensing executives, together with an outside consultant, reviewed more than 200 late-stage clinical development or marketed product opportunities in the United States and overseas, the sales of which might be bolstered by the efforts of Corixa’s newly formed sales force. Corixa considered a number of opportunities to co-promote or in-license existing products or product candidates that were completing Phase III clinical trials. Corixa placed a priority on oncology product opportunities, but also reviewed product opportunities for supportive care of cancer patients. Corixa had discussions, and performed in-depth due diligence, regarding a number of such product opportunities, all of which were ultimately terminated by the other parties or Corixa.
      On May 28, 2004, Corixa’s executive management presented these product opportunities to the Corixa board of directors, highlighting two that management felt were most appropriate for consideration by the board. These opportunities involved in one case the purchase of an existing oncology business from a diversified healthcare company and, in the other case, the acquisition of a company with an oncology supportive care product that had recently completed Phase III clinical trials. The Corixa board of directors considered and ultimately rejected these product acquisition opportunities. The board of directors concluded that the proposed business unit purchase would require a different point of call than the BEXXAR sales force and in turn would require too great an investment to provide a meaningful return. The board of directors also concluded that the supportive care product would likely not be approved in a time frame that would be of assistance in bolstering near-term product sales. At this meeting, the Corixa board of directors determined that Corixa should hire a financial advisor to assist Corixa in assessing its strategic opportunities. Specifically, the financial advisor would be asked to find potential product or company acquisition targets for Corixa, identify candidates for a potential merger of equals, and consider candidates that might be interested in purchasing Corixa or its BEXXAR therapeutic regimen program. The board of directors directed Corixa’s management to interview and identify appropriate investment banking firms for this project.
      In June 2004, Corixa officers met with multiple investment banking firms, including firms with which Corixa had prior relationships and firms known to be active in biotechnology mergers and acquisitions. Corixa executive management evaluated the firms on the basis of their stated contacts within the pharmaceutical and biotechnology industry, their interest in taking on the assignment and their ability to assist Corixa in exploring its strategic alternatives. Corixa subsequently engaged Banc of America Securities LLC as its financial advisor.
      From June 2004 through August 2004, in accordance with the directives of the Corixa board of directors, 34 biotechnology and pharmaceutical companies (which did not include GSK) were contacted by Corixa and Banc of America Securities regarding a potential acquisition of Corixa, acquisition of Corixa’s stake in BEXXAR or selected other assets, or a merger with or acquisition by Corixa. During this period, Corixa’s chairman and chief executive officer, Dr. Steven Gillis, coordinated with Banc of America Securities on a weekly basis and provided the Corixa board of directors with progress reports on each of June 22, July 6, July 9, July 23, July 27, and August 1, 2004.
      In July and August 2004, Corixa entered into nondisclosure agreements with three of these parties and negotiated a nondisclosure agreement with a fourth party, which was not executed. One of these parties determined not to proceed with discussions after completing its due diligence and the other two parties entered into discussions with Corixa regarding a potential transaction. After multiple discussions with both of these parties, each of them determined that it was not interested in acquiring Corixa, with or without the BEXXAR therapeutic regimen. These parties were also not interested in acquiring the BEXXAR therapeutic regimen by itself. The primary reasons given by these parties for their determination not to move forward with a transaction included Corixa’s cash burn rate, general concerns regarding the commercial potential of radioimmunotherapy, the perceived market potential for BEXXAR, and the early development profile of Corixa’s other proprietary programs.

      In July 2004, Corixa announced execution of a long-term MPL adjuvant supply agreement with GSK that, subject to certain conditions, guaranteed increasing sales of MPL to GSK through 2012. MPL is Corixa’s flagship adjuvant designed to increase the effectiveness of vaccines, including vaccines manufactured and sold by GSK. The agreement provided for GSK’s eventual purchase of the then-maximum MPL output from Corixa’s Hamilton, Montana facility and was assignable by Corixa to a third-party acquiror of Corixa or Corixa’s business. The agreement also provided for a price increase in MPL, as well as guaranteed annual price increases based on cost of living adjustments. The agreement further extended the royalty term under which royalties would be paid to Corixa upon the sale of GSK vaccines containing MPL, and provided GSK with a license to produce MPL in a second facility in any year in which GSK had purchased the maximum output from the Hamilton, Montana facility.
      In connection with the MPL supply agreement, GSK and Corixa agreed to amend an existing $5,000,000 outstanding loan from GSK to Corixa such that Corixa may repay the loan in cash or 1,099,000 shares of Corixa common stock, at approximately $4.55 per share, which was the average per share closing price of Corixa common stock on The Nasdaq National Market for the 30-day trading period immediately preceding the effective date of the MPL supply agreement.
      On August 13, 2004, Banc of America Securities informed Dr. Gillis that the remaining companies from the original list of 34 had either failed to convey further interest in discussions with Corixa or had declined interest in discussions with Corixa regarding a merger, acquisition or selected asset purchase, including the purchase of Corixa’s rights to BEXXAR. Dr. Gillis reported this discussion to the Corixa board of directors later that day.
      On September 9, 2004, at the Corixa board of directors meeting, the board and executive management had further discussions regarding remaining opportunities for increasing stockholder value.
      On October 4, 2004, Orrick Herrington & Sutcliffe, LLP, Corixa’s outside counsel, furnished to the board of directors a package of memoranda regarding the board of directors’ fiduciary duties and other considerations in the context of a potential strategic transaction.
      On October 6, 2004, the Corixa board of directors held a special meeting to discuss strategies for protecting and enhancing stockholder value in light of the limited interest that Corixa had received in connection with a strategic transaction and its continued stock price decline at the time. For information on Corixa’s stock price through the periods discussed in this section, see “MARKET PRICE AND DIVIDEND DATA” on page 8. The alternatives discussed and considered included (a) the purchase of GSK’s interest in the BEXXAR therapeutic regimen in order to consolidate future BEXXAR sales and earnings within Corixa, (b) the sale of Corixa’s interest in the BEXXAR therapeutic regimen to GSK or another third party in order to eliminate the costs associated with BEXXAR commercialization, including maintaining the Corixa sales force and performing Food and Drug Administration mandated clinical trials, and (c) the sale or spin-off of Corixa’s non-BEXXAR, or non-oncology, assets to a third party. The board of directors also considered and discussed financing alternatives to raise additional funds to sustain Corixa while it pursued the commercialization of BEXXAR and other proprietary programs, including a follow-on offering of common stock as a private placement of common stock, but ultimately determined that such a financing transaction was unlikely and unattractive in light of Corixa’s stock price and capital market conditions for small-capitalization biotechnology companies. The board of directors also concluded that consolidation of all BEXXAR rights within Corixa was too risky and unlikely to enhance stockholder value in the near term given the slow pace of market acceptance of BEXXAR and the continuing cash burn associated with further BEXXAR development. Accordingly, the board of directors determined that the sale of Corixa’s rights to BEXXAR to a third party or to GSK was preferable to other alternatives.
      In October 2004, Corixa discussed with GSK various alternatives to address the significant expense associated with continued commercialization of BEXXAR, including the sale of the program to GSK and purchase of the entire program from GSK followed by a subsequent sale of all BEXXAR rights to a third party. GSK provided Corixa with input as to potential pricing at which it might consider selling its share of the BEXXAR rights. Corixa and GSK discussed, but were unable to agree on, a price for these rights. The parties also discussed the possible joint abandonment of further BEXXAR clinical and commercial development.

      On October 29, 2004, Corixa entered into a nondisclosure agreement with GSK with respect to a potential transaction in which GSK would acquire from Corixa all of the assets associated with the BEXXAR therapeutic regimen. In early November 2004, GSK and Corixa agreed in principle on certain financial terms for such a transaction, subject to board approval, due diligence and negotiation of mutually acceptable definitive documentation. On November 11, 2004, the Corixa board of directors met and discussed the potential transaction with GSK. The Corixa board of directors directed management to move forward with negotiations of a transaction to sell Corixa’s rights in the BEXXAR therapeutic regimen to GSK. During these negotiations with GSK, Corixa was approached by a new party with respect to a strategic transaction and began negotiating a nondisclosure agreement with this party, but the party failed to respond after initial negotiations over the terms of the nondisclosure agreement.
      On December 12, 2004, a special meeting of the Corixa board of directors was held and the proposed asset sale to GSK was approved. On the same day, Corixa and SKB entered into an Asset Purchase Agreement with respect to the sale of all of the assets relating to the BEXXAR program to SKB. Corixa also announced a significant reduction in force based on its coincident decisions to eliminate Corixa’s sales and marketing organizations as well as the decision to reduce and re-direct its other research and development efforts away from oncology product development. The restructuring eliminated approximately 160 filled and unfilled positions and represented the fourth restructuring Corixa had undertaken since the acquisition of Coulter Pharmaceutical, Inc. and BEXXAR in December 2000. In conjunction with the restructuring, Corixa announced its intention to re-orient Corixa’s efforts to focus on its adjuvant business, as well as further development of a proprietary class of compounds that affect innate immunity through interaction with toll-like receptor 4. The transaction closed on December 31, 2004.
      On December 22, 2004, the chief executive officer of GSK, Dr. J-P Garnier, contacted Dr. Gillis to discuss the possibility of GSK purchasing Corixa’s adjuvant manufacturing plant in Hamilton, Montana. Dr. Gillis indicated that such a transaction would be problematic for Corixa given the importance of the Montana asset and adjuvant business to Corixa, particularly following its sale of the BEXXAR program and associated exit from oncology product development. Dr. Gillis suggested that if GSK wanted access to additional MPL that Corixa might be willing to invest in additional manufacturing facilities and infrastructure in Montana, if GSK would guarantee the purchase of the output of such additional manufacturing facilities or, alternatively, that GSK could consider an acquisition of Corixa in its entirety. Dr. Garnier suggested that Dr. Gillis contact GSK executives responsible for operation of GSK Biologicals in Rixensart, Belgium (GSK’s vaccine development organization) early in the new year to further discuss these possibilities.
      In January 2005, Corixa requested Banc of America Securities to identify a list of immune system regulator and innate immunity companies that might be interested in acquiring or combining with Corixa. Banc of America Securities, working with Corixa management, identified 18 such companies that had not been previously approached, and which the working group believed would be most likely to be interested in acquiring or combining with Corixa and, in accordance with Corixa’s instructions, began contacting them to discuss a potential strategic transaction with Corixa, including a potential merger with Corixa. Corixa also discussed with Banc of America Securities capital market conditions and possible financing alternatives, which were ultimately deemed inadvisable at the time in light of Corixa’s stock price and capital market conditions for small-capitalization biotechnology companies.
      On January 24, 2005, Dr. Gillis and Corixa’s chief operating officer, David Fanning, together with Corixa manufacturing executives, met with GSK Biologicals regarding the possibility of Corixa’s future expansion of its manufacturing facilities and increased supply of the MPL adjuvant to GSK. During this meeting, the parties discussed alternatives that included an arrangement whereby GSK would guarantee its purchase of the output of expanded manufacturing facilities in Hamilton, Montana and a potential acquisition by GSK of Corixa. The parties also acknowledged that these discussions had arisen due to GSK’s active interest in purchasing the Hamilton, Montana plant. Corixa provided GSK with certain information obtained from publicly available sources regarding premiums paid in comparable acquisition transactions. On February 15, 2005, Dr. Gillis and Dr. Garnier spoke again about the potential for increasing the manufacturing capacity of the Hamilton, Montana plant and the potential of GSK’s acquisition of Corixa itself. Dr. Garnier indicated to Dr. Gillis that he would discuss the alternatives internally at GSK and provide a further update on GSK internal deliberations to Dr. Gillis by February 25, 2005.
      On February 22, 2005, during Corixa’s regularly scheduled board meeting, management described its and Banc of America Securities’ ongoing efforts to identify potential strategic transaction partners for Corixa as well as the status of discussions with GSK. Also at this meeting, Dr. Gillis reviewed with the Corixa board of directors certain historical information compiled by Banc of America Securities from publicly available sources regarding premiums paid in acquisition transactions in the biotechnology industry over the four-year period ending in May 2004 with transaction values greater than $20,000,000, which, for all-cash transactions, showed an average premium paid over the trading price of the targets’ stock on the date that was one-day, one-week, one-month and one-year prior to the public announcement of such transactions of approximately 36%, 50%, 66.2% and 95.9%, respectively.
      On February 25, 2005, Dr. Gillis received a phone call from Dr. Garnier indicating that GSK was proceeding with a financial analysis of both the acquisition and manufacturing expansion alternatives. With respect to the manufacturing expansion, Dr. Garnier indicated that GSK would be willing to provide low-cost financing for such expansion and would guarantee expanded plant MPL purchases, but that precise details would have to be negotiated with GSK Biologicals executives. Dr. Garnier requested that Corixa authorize initial expenditures on expanded plant design. On February 28, 2005, Dr. Gillis provided an update to the Corixa board of directors regarding the status of discussions with GSK, and requested and received by email board approval from each director to spend up to $350,000 on expanded Hamilton, Montana plant design activities.
      On March 1, 2005, Dr. Gillis and Mr. Fanning spoke with GSK Biologicals executives regarding the expansion of the Hamilton, Montana plant and, on March 8, 2005, provided representatives of GSK and GSK Biologicals with a proposed term sheet calling for GSK financing of plant construction, a tripling of the manufacturing capacity at the Hamilton, Montana manufacturing plant and guaranteed GSK purchase of a vast majority of the expanded plant’s MPL output.
      On March 3, 2005, a nondisclosure agreement concerning GSK and its affiliates was executed between SKB and Corixa regarding further discussions.
      On March 7, 2005, a nondisclosure agreement was executed between Corixa and a small-capitalization biotechnology company that was one of the previously identified 18 companies. This company was subsequently provided with certain non-public financial information concerning Corixa, but did not respond further following its receipt of this financial information.
      On March 15, 2005, an executive management team from Corixa met with representatives from both GSK’s and GSK Biologicals’ teams at Corixa’s headquarters in Seattle, Washington to negotiate the business terms of an agreement whereby GSK would agree to a guaranteed purchase of an increased amount of the MPL adjuvant in exchange for Corixa’s agreement to expand the Hamilton, Montana manufacturing plant, but were unable to agree on terms. The parties also discussed the alternative of GSK’s acquisition of Corixa and reviewed certain of GSK’s assumptions regarding the costs that would be incurred in connection with such an acquisition. On March 19, 2005, Dr. Gillis provided a status update to the Corixa board of directors regarding management’s discussions with GSK regarding potential transactions.
      In late March and early April 2005, Banc of America Securities representatives informed Corixa that the additional 18 companies that had been contacted had not expressed any further interest in pursuing a strategic transaction with Corixa. Banc of America Securities explained that the reasons given by such parties for their lack of interest in further discussion included the early development stage of many of Corixa’s proprietary products, the competitive programs of the contacted companies and the likelihood that any new entity formed as a result of a transaction with Corixa would need to seek additional financing in an uncertain market environment. Dr. Gillis contacted two additional companies directly, one of which, a large pharmaceutical company, declined interest in discussions with Corixa and the second of which, a biotechnology company, failed to respond after initial contact.

      On April 1, 2005, a meeting was held between Corixa and a private biotechnology company regarding a potential business combination. As a result of the meeting, Corixa determined that the combination would not provide a satisfactory strategic opportunity as it would result in an increased cash burn rate without providing commercially available products in the near term. The parties executed a nondisclosure agreement on April 13, 2005, but no further discussions took place.
      On April 11, 2005, Dr. Garnier contacted Dr. Gillis and indicated that GSK was more interested in an acquisition of Corixa than the guaranteed supply agreement transaction. Dr. Gillis suggested the parties meet in the near term to pursue further discussions and indicated that Corixa might consider a transaction relating to the sale of the plant alone, but only if the parties were unable to arrive at satisfactory terms for GSK’s acquisition of Corixa as a whole.
      On April 14, 2005, Corixa held a telephonic board of directors meeting to discuss the status of discussions with GSK. Dr. Gillis also discussed with the board the option of pursuing a sale of the Hamilton, Montana plant alone if SKB and Corixa were unable to arrive at satisfactory terms relating to GSK’s acquisition of Corixa. The board of directors directed Corixa’s management to proceed with discussions with GSK. On that day, Corixa and Banc of America Securities also discussed via conference call a strategy for Corixa’s upcoming negotiations with GSK.
      On April 19, 2005, Dr. Gillis and Corixa’s chief financial officer, Michelle Burris, met Dr. Garnier and additional representatives of GSK’s and GSK Biologicals’ management teams in Philadelphia, along with representatives from Banc of America Securities, and the parties discussed general terms of an acquisition of Corixa. The parties also briefly discussed the possibility of GSK buying the Hamilton, Montana plant separately, but the parties were far apart on terms for an acquisition of the Hamilton, Montana plant. The parties negotiated the price that would be paid by GSK in an acquisition of Corixa, including the possibility of a portion of the consideration being contingent upon the occurrence of future events. Ultimately, the parties agreed to take to their respective boards a proposed acquisition of Corixa at a price per share for Corixa common stock of $4.40, subject to due diligence, approval by both boards and negotiation of additional terms and conditions to be embodied in mutually satisfactory definitive documentation. Later that day, Dr. Gillis called a special telephonic board of directors meeting to discuss the terms that were discussed with GSK and to assess the board of directors’ support of the proposed acquisition price. Dr. Gillis and Ms. Burris, in response to a question from the board, expressed their view that, based on discussions with GSK, additional price negotiations were unlikely to be successful, as GSK had indicated that it would not increase its price beyond $4.40 per share. The Corixa board of directors expressed its support for the proposed transaction and directed management to move forward with due diligence and negotiation of final terms and documentation to bring back to the Corixa board for consideration and approval.
      On April 23, 2005, Orrick distributed a draft of the merger agreement to GSK and its counsel.
      On April 24, 2005, GSK and its counsel began due diligence on Corixa at Orrick’s Seattle office, which continued until April 28, 2005. On April 26, 2005, GSK conducted due diligence on Corixa’s plant in Hamilton, Montana.
      Between April 24, 2005 and April 29, 2005, Corixa, GSK and each party’s counsel negotiated the terms of the merger agreement, including, among other things, the scope, nature and language for representations and warranties to be made by each party, the conditions to closing, certain aspects of the material adverse effect definition, certain terms of the Corixa board’s right to hold discussions with other potential acquirors and to withdraw its recommendation of the merger in certain cases and the amount and triggers of the termination fee payable by Corixa, the possibility of a breakup fee payable by SKB and whether, if so, it would be the sole remedy for a breach by SKB, the representations and covenants regarding possible expansion of the Hamilton, Montana plant and other covenants of Corixa regarding its operations between the date of the merger agreement and the effective time of the merger.
      On April 25, 2005, Dr. Gillis distributed a draft of the proposed merger agreement to the Corixa board of directors for its review and consideration.

      On April 27, 2005, the GSK board approved proceeding with the transaction and negotiating final documentation.
      On April 28, 2005, the Corixa board of directors held a special meeting to discuss the proposed transaction. At this meeting, Banc of America Securities reviewed with the board of directors financial aspects of the transaction. The board of directors also received an update from Corixa’s management and outside counsel on the status of negotiations of the merger agreement and the support agreements that would be required from certain holders of Corixa common stock. The board also discussed the treatment of Corixa’s preferred stock and other common stock equivalents in the merger. On April 28, 2005, the board of directors received for review an updated draft of the merger agreement and the support agreements.
      At approximately 1:00 p.m. Pacific time on April 29, 2005, the Corixa board of directors held another special meeting and discussed the proposed transaction with management and Corixa’s legal and financial advisors. Also at this meeting, Banc of America Securities reviewed with the Corixa board of directors its financial analysis of the merger consideration and delivered to the Corixa board an oral opinion, which was confirmed by delivery of a written opinion dated April 29, 2005, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Corixa common stock (other than SKB and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Based on the considerations and reasons described below, the board of directors unanimously concluded that the GSK proposal was in the best interests of Corixa’s stockholders and, accordingly, approved the merger agreement and related transactions.
      Following the market close and the Corixa board meeting on April 29, 2005, SKB and Corixa executed the merger agreement and Corixa and GSK issued press releases announcing the proposed transaction.
Reasons for the Merger
      In the course of reaching its decision to approve the merger and the merger agreement and to recommend that Corixa stockholders vote “FOR” adoption of the merger agreement, the Corixa board of directors consulted with Corixa’s senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including the following:

•	the value of the consideration to be received by the Corixa stockholders in the merger pursuant to the merger agreement, as well as the fact that the consideration is all cash, which provides certainty of value and may facilitate a speedier consummation of the merger than would consideration involving securities;

•	the fact that the $4.40 per share to be paid as the consideration for the common stock in the merger represented a premium of approximately 47% over the one-month trailing average of Corixa common stock as of April 27, 2005 of $3.00 per share, a premium of approximately 52% over the one-week trailing average of Corixa common stock as of April 27, 2005 of $2.89 per share, and a premium of approximately 49% over the $2.95 closing sale price for Corixa common stock on April 27, 2005, the last trading day prior to the meeting of the Corixa board of directors held on April 28, 2005, at which it reviewed, among other things, financial aspects of the merger;

•	the possible alternatives to the merger (including the possibility of continuing to operate Corixa as an independent entity), and the perceived risks thereof, the range of possible benefits to the Corixa stockholders of such alternatives and the timing and uncertainty of successfully accomplishing any of such alternatives, and the Corixa board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Corixa, or reasonably likely to create greater value for the Corixa stockholders, than the merger, which consideration of alternatives included:

•	the recognition that the majority of Corixa’s near-term revenues would be derived predominantly from the sale of bulk adjuvant to GSK, as well as potential royalties from the sale of GSK vaccines, which sales depend on the uncertain outcome of GSK clinical trials, the timing of regulatory approval and the ability of GSK to successfully launch and market these potential products;

•	the uncertainty whether Corixa, as an alternative to the merger, would be able to license its proprietary programs to third parties on acceptable terms;

•	the uncertainty as to whether Corixa, as an alternative to the merger, would be able to raise on acceptable terms the additional financing that would be needed to pursue development of Corixa’s proprietary pipeline of TLR-4 agonists and antagonists and other preclinical programs, in light of the early stage and associated high risk of these programs and the recognition that royalty revenues based on third-party product sales are not as appealing to investors as revenues derived from proprietary products; and

•	the fact that although more than 50 companies were contacted to solicit indications of interest in a possible strategic transaction with Corixa, none, other than GSK, led to negotiations of terms or an offer for such a transaction;

•	the continued erosion in the market price of Corixa common stock despite Corixa’s actions to re-direct its focus by restructuring, reducing its costs and focusing its activities on the adjuvant supply business and the development of early-stage compounds that modulate innate immunity (see “MARKET PRICE AND DIVIDEND DATA” on page 8 for Corixa stock prices over the past two years);

•	then-current financial market conditions, and historical market prices, volatility and trading information with respect to Corixa common stock;

•	the financial condition, historical results of operations, competitive position and business and strategic objectives of Corixa, as well as the risks involved in achieving those objectives;

•	the financial presentation of Banc of America Securities, including its opinion, dated April 29, 2005, to the Corixa board of directors to the effect that the merger consideration to be received by holders of Corixa common stock (other than SKB and its affiliates) was fair, from a financial point of view, as of the date of the opinion, as more fully described in “— Opinion of Corixa’s Financial Advisor” on page 20;

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of GSK and the absence of significant closing conditions other than Corixa stockholder adoption of the merger agreement, regulatory clearances and other customary closing conditions; and

•	the terms and conditions of the merger agreement, including:

•	the ability of the Corixa board of directors, under certain circumstances, to furnish information to and conduct negotiations with a third party, and upon the payment to SKB of a termination fee of $10,000,000, to terminate the merger agreement and accept a superior competing proposal;

•	the belief of the Corixa board of directors that the termination fee of $10,000,000, which is approximately $0.16 per common share on an as-converted basis, is within the range of reasonable termination fees provided for in comparable transactions and is not a significant deterrent to possible competing offers;

•	the limited conditions to SKB’s obligation to complete the merger, including the absence of a financing condition; and

•	the limited ability of SKB to terminate the merger agreement.
      In the course of its deliberations, the Corixa board of directors also considered a variety of risks and negative factors, including:

•	the risks and contingencies related to the announcement of the merger, including Corixa’s ability to retain key personnel, and Corixa’s relationships with commercial partners and third parties;

•	the risks and costs to Corixa if the merger is not consummated, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

•	the fact that Corixa will no longer exist as an independent public company and that Corixa stockholders will not be able to participate in any future increase in Corixa’s value or in any synergies resulting from the merger;

•	the fact that Corixa stockholders will not be able to benefit from the potential future success of BEXXAR therapeutic regimen, MPL adjuvant or Corixa’s other preclinical product candidates, as a result of the royalty streams that otherwise would be payable by GSK and Corixa’s other commercial partners to Corixa with respect thereto;

•	the fact that the $4.40 price to be paid in the merger was below prices at which Corixa’s common stock had traded in the past, for example, its 52-week high closing sale price, which was $5.80;

•	the potential for an improvement in capital market conditions for companies in the biotechnology industry that would improve Corixa’s opportunity to raise additional capital on acceptable terms;

•	the conditions to SKB’s obligation to complete the merger and the right of SKB to terminate the merger agreement under certain circumstances;

•	the possibility that the $10,000,000 termination fee payable to SKB under certain circumstances might discourage a competing proposal to acquire Corixa or reduce the price of any proposal; and

•	the interests that certain of Corixa’s directors and executive officers have with respect to the merger in addition to their interests as Corixa stockholders generally, as described in “— Interests of Corixa Directors and Management in the Merger” on page 26.

      The preceding discussion of the information and factors considered by the Corixa board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Corixa board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors.
Recommendation of the Board of Directors
      After careful consideration, the Corixa board of directors unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Corixa and its stockholders. The board of directors unanimously declared advisable, and recommends, that the Corixa stockholders vote “FOR” adoption of the merger agreement.
Opinion of Corixa’s Financial Advisor
      Corixa has retained Banc of America Securities as its financial advisor in connection with the merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Corixa selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities’ experience in transactions similar to the merger and its reputation in the biotechnology industry and investment community.
      On April 29, 2005, at a meeting of the Corixa board of directors held to evaluate the merger, Banc of America Securities delivered to the Corixa board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 29, 2005, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Corixa common stock (other than SKB and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      The full text of Banc of America Securities’ written opinion to the Corixa board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Corixa common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to the Corixa board of directors for the benefit and use of the Corixa board of directors in connection with and for purposes of evaluating the merger consideration to be received by holders of Corixa common stock (other than SKB and its affiliates). Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote at the special meeting.
      For purposes of its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Corixa;

•	reviewed certain internal financial statements and other financial and operating data concerning Corixa;

•	reviewed certain financial forecasts relating to Corixa prepared by Corixa’s management;

•	discussed with Corixa’s senior executives the past and current operations, financial condition and prospects of Corixa, including the status of Corixa’s product development, its existing collaborations and its future capital requirements;

•	reviewed the reported prices and trading activity for Corixa common stock;

•	compared the financial performance and equity market capitalization of Corixa and the prices and trading activity of Corixa common stock with that of certain other publicly traded companies that Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Corixa, SKB and their financial and legal advisors;

•	reviewed the merger agreement and the form of support agreement to be entered into among SKB and certain stockholders of Corixa;

•	considered Banc of America Securities’ efforts to solicit, at Corixa’s direction, third-party indications of interest in a possible acquisition of, or business combination or other strategic transaction with, Corixa; and

•	performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

      Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. Banc of America Securities also assumed, at Corixa’s direction, that the financial forecasts relating to Corixa were reasonably prepared by Corixa’s management on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Corixa. In addition, Banc of America Securities assumed, with Corixa’s consent, that the merger would be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers.
      Banc of America Securities did not make any independent valuation or appraisal of Corixa’s assets or liabilities, and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities evaluated, at Corixa’s direction and to the extent relevant to its analysis, all outstanding options, warrants and preferred stock of Corixa as Corixa common stock equivalents. Banc of America Securities expressed no view or opinion as to any terms or aspects of the transactions contemplated by the merger agreement or related documents other than the merger consideration to the extent expressly specified in its opinion (including, without limitation, the form or structure of the merger, the specific amount of the consideration payable in the merger or the consideration payable to any security holders of Corixa other than the merger consideration payable to holders of Corixa common stock (excluding SKB and its affiliates)). In addition, Banc of America Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to Corixa or in which Corixa might engage or as to whether any transaction might be more favorable to Corixa as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of the Corixa board of directors to proceed with or effect the merger. Corixa imposed no limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.
      Banc of America Securities opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.
      The following represents a brief summary of the material financial analyses presented by Banc of America Securities to the Corixa board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.
      Analyses of Selected Publicly Traded Companies. Banc of America Securities reviewed publicly available financial and stock market information for 21 publicly traded companies in the biotechnology industry. Nine of the companies were established businesses with commercialized products and current profitability, referred to below as established biotechnology companies. Twelve of the companies were emerging businesses without commercialized products and with profitability not expected to occur for several years, referred to below as development-stage biotechnology companies. Banc of America Securities performed two different analyses based on these companies, which are more fully described below.
      No company or business used in these analyses is identical to Corixa or its business. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments to which Corixa was compared.

      Discounted P/ E Multiple Analysis. Banc of America Securities reviewed financial and stock market information of the following nine selected established biotechnology companies:

•	Amgen Inc.

•	Biogen Idec Inc.

•	Celgene Corporation

•	Cephalon, Inc.

•	Chiron Corporation

•	Genentech, Inc.

•	Genzyme Corporation

•	Gilead Sciences, Inc.

•	MedImmune, Inc.
      Using publicly available information, Banc of America Securities calculated various financial multiples for the selected established biotechnology companies, including stock prices as a multiple of earnings per share, referred to as a P/ E multiple, for fiscal year 2005. Banc of America Securities then applied a range of selected fiscal year 2005 P/ E multiples derived from these selected companies to Corixa’s fully-taxed estimated earnings per share, referred to as EPS, for fiscal years 2009 through 2011 to calculate a theoretical future equity reference range for Corixa, and then calculated implied equity reference ranges per share for Corixa using discount rates ranging from 20.0% to 25.0%. Banc of America Securities added to these implied equity reference ranges the present value of Corixa’s estimated net operating losses calculated on a per share basis. P/ E multiples for the selected established biotechnology companies were based on closing stock prices on April 27, 2005 and publicly available research analysts’ estimates. Estimated financial data for Corixa were based on internal estimates of Corixa’s management. This analysis indicated the following per share equity reference ranges for Corixa, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Corixa Based on:
			Per Share Merger
2009 EPS	2010 EPS	2011 EPS	Consideration

$1.95 — $2.60	$2.55 — $3.60	$3.60 — $5.35	$4.40
      Technology Value Analysis. Banc of America Securities also reviewed financial and stock market information of the following 12 selected development-stage biotechnology companies:

•	Ariad Pharmaceuticals, Inc.

•	BioMarin Pharmaceutical Inc.

•	Bioenvision Inc.

•	Cambridge Antibody Technology Group plc

•	Cypress Bioscience, Inc.

•	Dynavax Technologies Corporation

•	Exelixis, Inc.

•	Momenta Pharmaceuticals, Inc.

•	Neurogen Corporation

•	Regeneron Pharmaceuticals, Inc.

•	Tanox, Inc.

•	VaxGen, Inc.

      Using publicly available information, Banc of America Securities calculated the technology values, defined as diluted equity market value, plus total debt, less cash and cash equivalents, of the selected development-stage biotechnology companies. Banc of America Securities then derived a selected per share equity reference range for Corixa. Technology values for the selected development-stage biotechnology companies were based on closing stock prices on April 27, 2005 and publicly available research analysts’ estimates. This analysis indicated the following per share equity reference range for Corixa, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for Corixa	Per Share Merger Consideration

$2.70 — $4.25	$4.40
      Analysis of Selected Precedent Transactions. Banc of America Securities reviewed financial information relating to the following eight transactions involving companies in the biotechnology industry announced between August 14, 2000 and April 21, 2005:

Announcement Date	Acquiror	Target

4/21/2005	Shire Pharmaceuticals Group plc	Transkaryotic Therapies, Inc.
6/14/2004	QLT Inc.	Atrix Laboratories, Inc.
2/26/2004	Genzyme Corporation	ILEX Oncology, Inc.
8/4/2003	Genzyme Corporation	SangStat Medical Corporation
2/7/2003	Johnson & Johnson	Scios Inc.
12/6/2001	Millennium Pharmaceuticals, Inc.	COR Therapeutics, Inc.
9/11/2000	Elan Corporation plc	Dura Pharmaceuticals, Inc.
8/14/2000	Chiron Corporation	PathoGenesis Corporation
      Using publicly available information, Banc of America Securities calculated various financial multiples implied by the selected transactions, including transaction values as a multiple of the estimated revenue for the target company for each of the two fiscal years immediately following announcement of the transaction, referred to as one-year forward and two-year forward revenue multiples. Banc of America Securities then applied a range of selected one-year forward and two-year forward revenue multiples, excluding outliers, derived from the selected transactions to Corixa’s fiscal years 2006 and 2007 estimated revenue, respectively, to calculate implied per share equity reference ranges for Corixa. Estimated financial data for Corixa were based on internal estimates of Corixa’s management. This analysis indicated the following implied per share equity reference ranges for Corixa, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Corixa Based on:

One-Year	Two-Year	Per Share
Forward Revenue	Forward Revenue	Merger Consideration

$3.45 — $5.60	$3.65 — $7.35	$4.40
      No company, transaction or business used in this analysis is identical to Corixa or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions to which Corixa and the merger were compared.
      Discounted Cash Flow Analysis. Banc of America Securities performed a discounted cash flow analysis in which it calculated the estimated present value of the projected unlevered free cash flows (representing tax-effected earnings before interest expense, taxes and amortization, plus depreciation, less working capital and capital expenditure requirements) that Corixa was expected to generate during fiscal years 2005 through 2015 based on internal estimates of Corixa’s management. Banc of America Securities calculated the terminal value of Corixa, representing the estimated value of Corixa’s projected unlevered free cash flows beyond fiscal year 2015, by applying a perpetuity growth rate of 8.0% to 10.0% to Corixa’s projected unlevered free cash flow in fiscal year 2015. The projected unlevered free cash flows and range of terminal values were discounted to present value using discount rates ranging from 20.0% to 25.0%. Banc of America Securities then added to the resulting equity values the present value of Corixa’s estimated net operating losses calculated on a per share basis. This analysis indicated the following implied per share equity reference range for Corixa, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for Corixa	Per Share Merger Consideration

$1.75 — $4.05	$4.40
      Miscellaneous. As noted above, the discussion set forth above is merely a summary of the material financial analyses performed by Banc of America Securities and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.
      In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond Corixa’s control. The estimates of the future performance of Corixa provided by Corixa’s management in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the financial fairness of the merger consideration to be received by holders of Corixa common stock (other than SKB and its affiliates) and were provided to the Corixa board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of Corixa.
      The type and amount of consideration payable in the merger were determined through negotiations between Corixa and SKB, rather than by any financial advisor, and were approved by the Corixa board of directors. The decision to enter into the merger agreement was solely that of the Corixa board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by the Corixa board of directors in making its determination to approve, and to recommend that Corixa stockholders adopt, the merger agreement and should not be viewed as determinative of the views of the Corixa board of directors or management with respect to the merger or the merger consideration.
      Corixa has agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of approximately $3.4 million, a portion of which was payable at the time Banc of America Securities’ engagement letter was executed, a portion of which was payable at the time the merger agreement was executed, and a significant portion of which is contingent upon the consummation of the merger. The Corixa board of directors was aware of this fee structure, including the fact that a significant portion of the aggregate fee payable to Banc of America Securities is contingent upon consummation of the merger. Corixa also has agreed to reimburse Banc of America Securities for all reasonable expenses (including any reasonable fees and disbursements of Banc of America Securities’ counsel) incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.
      Banc of America Securities or its affiliates may in the future provide financial advisory and financing services to SKB or its affiliates. In addition, in the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade or hold the loans of SKB and the securities or loans of Corixa and SKB’s affiliate, GlaxoSmithKline plc, for their own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans.
Interests of Corixa Directors and Management in the Merger
      In considering the recommendation of the Corixa board of directors in favor of the merger, stockholders of Corixa should be aware that members of the Corixa board of directors and officers of Corixa have interests in the merger that are different from, or in addition to, the interests of stockholders of Corixa generally. Such interests relate to or arise from, among other things:

•	the terms of the merger agreement provide for the continued indemnification of current directors and officers of Corixa and directors’ and officers’ liability insurance for six years after the completion of the merger, in each case, for certain events occurring at or before the merger;

•	directors and officers with options to acquire Corixa common stock will have these options fully accelerated as a result of the merger and all their options to acquire Corixa common stock will be cancelled at the time of the merger, with directors and officers with options with an exercise price less than $4.40 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.40 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option;

•	certain transaction bonuses are to be paid as a result of the merger to certain of Corixa’s executive officers pursuant to their employment agreements; and

•	in the event that an executive officer resigns his or her employment for good reason or is terminated without cause within 12 months following completion of the merger, he or she is entitled to enhanced severance benefits.
      Each of the above is described below in further detail.
      Indemnification and Insurance. The merger agreement provides that Corixa, as the surviving corporation of the merger, will indemnify and hold harmless all past and present officers and directors of Corixa to the same extent and in the same manner as such persons are indemnified pursuant to existing indemnification agreements between Corixa and its directors and officers and under the indemnification provisions of Corixa’s certificate of incorporation or bylaws, in each case as in effect on the date of the merger agreement, and that SKB will guarantee these obligations of the surviving corporation. The merger agreement further provides that the certificate of incorporation and bylaws of the surviving corporation of the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the officers and directors of Corixa as those contained in Corixa’s certificate of incorporation and bylaws as in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of Corixa.
      In addition, the merger agreement requires SKB to cause the surviving corporation of the merger to maintain in effect for the benefit of Corixa’s directors and officers, for an aggregate period of not less than six years following the effective date of the merger, an insurance and indemnification policy that is substantially equivalent to, and on terms with respect to coverage that are in the aggregate no less favorable than, Corixa’s directors’ and officers’ liability insurance policy as of the date of the merger agreement, covering the period prior to the closing of the merger, provided that the total premium cost of such insurance does not exceed 200% of the last annual premiums paid prior to the date of the merger agreement.

      Stock Options. For a summary of the treatment of outstanding Corixa stock options in the merger, see “— Effect on Awards Outstanding Under Corixa Stock Plans” on page 33.
      Executive Officer Employment Contracts. Dr. Gillis, Dr. Jacobs, Ms. Burris, Mr. Fanning and Ms. McKereghan Deeley are parties to employment agreements with Corixa that, in the case of Dr. Gillis, Ms. Burris, Mr. Fanning and Ms. McKereghan Deeley, were amended and restated as of January 6, 2005. Under the terms of these agreements, if the executive officer’s employment is terminated by Corixa or a successor entity without cause (as defined in each employment agreement) or by the executive officer for good reason (as defined in each employment agreement) within 12 months after the merger, the executive officer will receive the following severance benefits:

•	an additional 18 months of base salary and health insurance benefits following termination;

•	payment of 150% of the executive officer’s current-year discretionary bonus;

•	accelerated vesting of all of the executive officer’s then unvested options;

•	up to $20,000 for reimbursement of expenses incurred in obtaining new employment; and

•	payment for all salary and vacation accrued but unpaid as of the date of the executive officer’s termination.
      Assuming that the merger is completed in 2005 and each executive officer is terminated without cause or resigns for good reason immediately following the completion of the merger, the estimated maximum aggregate amount of the additional base salary and discretionary bonus payable as severance to each executive officer is as follows: Dr. Gillis $1,087,500; Ms. Burris $573,300; Mr. Fanning $624,488; Ms. McKereghan Deeley $476,044; and Dr. Jacobs $625,552.
      In addition to the foregoing, Dr. Gillis, Ms. Burris, Mr. Fanning and Ms. McKereghan Deeley are eligible to receive incentive payments in 2005 in amounts up to $745,000 for Dr. Gillis, $378,000 for Ms. Burris, $405,000 for Mr. Fanning and $310,000 for Ms. McKereghan Deeley. Each such executive officer will be entitled to receive 25% of his or her incentive payment if he or she remains employed by Corixa on June 30, 2005. The remaining 75% of the incentive payment will be paid to the executive officer if Corixa completes the merger before December 31, 2005 or if, in the board’s discretion, Corixa achieves certain scientific and business goals and the executive officer achieves individual performance goals. In addition, the amendments to Dr. Gillis’, Ms. Burris’, Mr. Fanning’s and Ms. McKereghan Deeley’s employment agreements provide that if any of these executive officers resigns from Corixa for any reason (regardless of whether such executive officer has good reason) at any time between July 1, 2005 and December 31, 2005, such executive officer will be entitled to receive the continued payment of his or her base salary for a period of 12 months following the date of termination, payment of 100% of his or her 2005 discretionary cash bonus, regardless of Corixa’s or his or her achievement of their respective goals, and accelerated vesting as to 50% of his or her then unvested stock options (other than the 150,000 stock options granted to each executive on December 15, 2004). In the event that such executive officer elects to terminate his or her employment between July 1, 2005 and December 31, 2005 pursuant to this provision in his or her employment agreement and the merger has not already been successfully completed, the Corixa board of directors may require, however, that such executive officer remain in his or her position as an employee until the successful completion of the merger as a condition to receiving his or her respective severance payment upon resignation.
Appraisal Rights
      The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Corixa stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely all of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.
      If the merger is consummated, dissenting stockholders of Corixa who follow the procedures specified in §262 of the Delaware General Corporate Law, which we refer to in this proxy statement as §262, within the appropriate time periods will be entitled to have their shares of Corixa stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the applicable per share cash amount that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.
      The following is a brief summary of §262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in §262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Corixa capital stock concerning the availability of appraisal rights under §262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal with respect to such shares and must continuously hold such shares through the effective time of the merger.
      Corixa stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of §262. A written demand for appraisal of shares must be received by Corixa before the taking of the vote at the special meeting on July 12, 2005. Stockholders electing to exercise their appraisal rights must not vote “FOR” adoption of the merger agreement. Any proxy or vote “AGAINST” the merger will not constitute a demand for appraisal within the meaning of §262. The written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Failure to vote “AGAINST” the merger will not constitute a waiver of a stockholder’s appraisal rights.
      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.
      A person having a beneficial interest in Corixa capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owner may have.
      A Corixa stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Corixa at its address at 1900 9th Avenue, Suite 1100, Seattle, Washington 98101, Attention: Chief Financial Officer. The written demand for appraisal must be received before the taking of the vote at the special meeting and should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Corixa stock. Within ten days after the effective time of the merger, Corixa must provide notice of the effective time of the merger to all of its stockholders who have properly and timely made a demand for appraisal and have not voted “FOR” adoption of the merger agreement. At any time within 60 days after the effective time of the merger, any Corixa stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of Corixa stock.
      Within 120 days after the effective time of the merger (but not thereafter), any Corixa stockholder who has satisfied the requirements of §262 may deliver to Corixa a written demand for a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Corixa, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by Corixa and ten days after the latest date for delivery of a demand for appraisal under §262. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of Corixa.
      Within 120 days after the effective time of the merger (but not thereafter), either Corixa or any stockholder who has complied with the required conditions of §262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his, her or its shares of Corixa capital stock. Corixa has no present intention to file such a petition if demand for appraisal is made. Accordingly, the failure of a Corixa stockholder to file such a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger could nullify the holder’s previously written demand for appraisal.
      Upon the filing of any petition by a Corixa stockholder in accordance with §262, service of a copy must be made upon Corixa, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Corixa. If a petition is filed by Corixa, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Corixa and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by Corixa. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.
      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.
      Corixa stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under §262 could be more, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “— Material United States Federal Income Tax Consequences of the Merger” on page 31. Corixa stockholders who are considering exercising appraisal rights should consult with their own tax advisors with regard to the tax consequences of such actions.
      Any stockholder who has duly demanded appraisal in compliance with §262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger. Failure by any Corixa stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of his or her appraisal rights.
Structure of the Merger
      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, GSK Delaware, a wholly owned subsidiary of SKB and a party to the merger agreement, will merge with and into Corixa. Corixa will survive the merger as a wholly owned Delaware subsidiary of SKB.
Merger Consideration
      If the merger is completed, stockholders of Corixa will receive a cash amount, without interest, equal to $4.40 for each share of common stock, $517.65 for each share of Series A preferred stock and $172.01 for each share of Series B preferred stock. The per share consideration for Series A and Series B preferred stock is equal to the amount determined by multiplying (a) the per share common stock consideration of $4.40, times (b) the number of shares of common stock into which each share of Series A or Series B preferred stock, as applicable, is convertible, which is the par value of such share of preferred stock ($1,000), divided by the conversion price of such share of preferred stock ($8.50 for Series A preferred stock, and $25.58 for Series B preferred stock).
      Prior to the closing, Corixa will cause each stock option that is outstanding immediately prior to the effective time to be fully accelerated and cancelled as a result of the merger, with holders of options with an exercise price less than $4.40 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.40 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option.
      Prior to the closing, all outstanding purchase rights under Corixa’s 2001 Employee Stock Purchase Plan will be exercised, and shares of Corixa common stock will be issued, in accordance with terms of the plan. The plan will be terminated at the effective time of the merger.
      As of the effective time of the merger, all shares of Corixa stock will automatically be canceled and will cease to exist and each holder of any shares of Corixa stock will cease to have any rights as a stockholder, and will have only the right to receive the applicable per share cash amount. Treasury shares and shares held by SKB will be canceled at the effective time of the merger and cease to exist and no payment or distribution shall be made with respect thereto. The per share cash amount was determined through arm’s-length negotiations between SKB and Corixa.
Conversion of Shares; Procedures for Exchange of Certificates
      The conversion of Corixa stock into the right to receive the applicable per share cash amount will occur automatically at the effective time of the merger. Prior to the effective time of the merger, SKB will appoint a paying agent that will make payment of the merger consideration in exchange for certificates representing shares of Corixa common stock, Series A preferred stock and Series B preferred stock. SKB will deposit or cause to be deposited sufficient cash with the paying agent after the effective time of the merger in order to permit the payment of the merger consideration. The paying agent will send a transmittal letter to each former Corixa stockholder as soon as practicable after the effective time of the merger. Upon surrender of a certificate for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal, and any other customary documentation required by the paying agent, the holder of a certificate shall be entitled to receive from the paying agent the applicable per share cash amount for each share of Corixa common stock, Series A preferred stock or Series B preferred stock represented by such certificate, less any applicable withholding taxes. The transmittal letter will contain instructions for obtaining cash in exchange for such shares of Corixa stock. Corixa stockholders should not return stock certificates with the enclosed proxy.
      In the event of a transfer of ownership of Corixa stock that is not registered in the records of Corixa’s transfer agent, the applicable cash consideration for shares of Corixa stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or accompanied by appropriate stock powers or otherwise is in proper form for transfer; and

•	the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes to the satisfaction of Corixa, the surviving corporation in the merger, that the tax has been paid or is not applicable.
      If any Corixa stock certificates have been lost, stolen or destroyed, the holder will be entitled to obtain the merger consideration after such holder (a) makes an affidavit of that fact and (b) at the discretion of SKB or the surviving corporation, (i) posts a bond in an amount that SKB or the surviving corporation deems sufficient or (ii) executes and delivers an indemnity agreement, in each case as indemnity against the holder with respect to such certificate.
      No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of Corixa stock. The applicable cash paid upon conversion of shares of Corixa stock will be issued in full satisfaction of all rights relating to the shares of Corixa stock.
Effective Time of the Merger
      The merger agreement provides that Corixa will complete the merger no later than the second business day following the satisfaction or waiver of the conditions to the completion of the merger. Unless terminated prior to effectiveness under the circumstances previously described, the merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or such later time as is agreed upon by SKB and Corixa and specified in the certificate of merger. Corixa currently expects to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder adoption of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust laws. Corixa cannot specify when or assure you that SKB or Corixa will satisfy or waive all conditions to the merger.
Delisting and Deregistration of Corixa Common Stock
      If the merger is completed, Corixa common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.
Material United States Federal Income Tax Consequences of the Merger
      This section discusses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Corixa stock whose shares of Corixa stock are surrendered in the merger in exchange for the right to receive the cash merger consideration. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code, applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial and administrative authorities and interpretations are subject to change at any time, possibly on a retroactive basis, and such a change could alter or modify the statements and conclusions set forth below. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to Corixa stockholders. The discussion also does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their particular circumstances.
      The discussion below applies only to U.S. holders of Corixa stock that hold Corixa stock as capital assets at the time of the merger, and the discussion may not apply to (a) stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold Corixa stock as “qualified small business stock” or as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction); (b) persons with a “functional currency” other than the U.S. dollar; (c) investors in pass-through entities; (d) retirement plans and tax-exempt organizations; (e) stockholders who acquired Corixa stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or (f) stockholders that are not United States persons within the meaning of §7701(a)(30) of the Code.

      For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Corixa stock that is (a) a U.S. citizen or resident, as determined for federal income tax purposes, (b) a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States, or (c) otherwise subject to U.S. federal income tax on a net income basis.
      For U.S. federal income tax purposes, a U.S. holder of Corixa stock generally will recognize capital gain or capital loss equal to the difference between the cash received by the U.S. holder pursuant to the merger and the U.S. holder’s adjusted tax basis in the shares of Corixa stock surrendered pursuant to the merger. Gain or loss will be calculated separately for each block of shares converted in the merger (generally shares acquired at the same cost in a single transaction). If at the time the merger is completed a U.S. holder’s holding period for the shares of Corixa stock is more than one year, any such gain or loss recognized generally will be long-term capital gain or loss. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Limitations apply to use of capital losses by noncorporate stockholders.
      Under specified circumstances, a Corixa stockholder may be entitled to appraisal rights in connection with the merger. In such case, it is possible that a dissenting U.S. holder may be required to recognize gain or loss in the year the merger closes, irrespective of whether the dissenting U.S. holder actually receives payment for his or her shares in that year and amounts received that are or deemed to be interest for U.S. federal income tax purposes, if any, will be taxed as ordinary income. Corixa stockholders who exercise appraisal rights are urged to consult their own tax advisors.
      Cash consideration received in the merger by a noncorporate U.S. holder in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the U.S. holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each U.S. holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent).
      Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes specified required information to the Internal Revenue Service.
      Holders of Corixa stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.
Legal Proceedings
      On May 3, 2005, a purported class action lawsuit was filed on behalf of the unaffiliated stockholders of Corixa against Corixa, its directors, SKB and GSK Delaware, alleging that the individual defendants breached fiduciary duties by acting to cause or facilitate the acquisition of Corixa’s publicly held shares for unfair and inadequate consideration. The action, Miriam Sarnoff v. Corixa Corporation, et al., C.A. No. 1315-N, was filed in the Court of Chancery of the State of Delaware in and for New Castle County. The action seeks to enjoin the merger or, if consummated, to rescind the merger or award rescissionary damages, and for defendants to account to the putative class for unspecified damages, including attorney’s fees and costs. Corixa believes this action is without merit and intends to take all appropriate action in response to the lawsuit. The individual defendants are indemnified by Corixa for their actions on behalf of Corixa under the terms of their agreements with Corixa and the terms of Corixa’s charter documents, in each case subject to certain limitations.

Regulatory Matters
      United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated until premerger notifications are filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice and a waiting period has been observed. On May 13, 2005, SKB and Corixa each filed a notification and report form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of SKB or Corixa.
      Foreign Antitrust. We are not aware of any waiting period or consent required under any applicable foreign antitrust laws.
      Corixa can provide no assurance that a challenge to the merger on U.S. or foreign antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
      General. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. Corixa can provide no assurance that SKB or Corixa will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for SKB after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by SKB and Corixa and referred to in this proxy statement or on terms that will be satisfactory to SKB and Corixa. See “THE MERGER AGREEMENT— Conditions to the Completion of the Merger” on page 35.
Effect on Awards Outstanding Under Corixa Stock Plans
      Stock Options. Prior to the closing, Corixa will cause each stock option that is outstanding immediately prior to the effective time to become fully accelerated and exercisable as of the effective time of the merger as a result of the merger. At the effective time of the merger, all stock options that have not been exercised will be cancelled, with holders of options with an exercise price less than $4.40 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.40 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option. The aggregate cash payment will be subject to any and all applicable withholding taxes.
      At the effective time of the merger, outstanding options with exercise prices at or above $4.40 per share will be cancelled and terminated, and no payment will be made for them.
      The following table sets forth the number of options to purchase Corixa common stock held as of June 1, 2005 by each individual who has served as a director or executive officer of Corixa since the beginning of 2004. The table below does not include vested or unvested options with an exercise price equal to or in excess of $4.40, as no cash payment will be made with respect to such options.

	Unvested	Weighted Average	Vested	Weighted Average	Cash-out
Name	Options	Exercise Price*	Options	Exercise Price*	Value

Michelle Burris	150,000	$3.95	47,474	$0.99	$229,386.34
David Fanning	150,000	$3.95	0	—	$67,500.00
Steven Gillis, Ph.D	150,000	$3.95	17,171	$0.99	$126,053.11
Kathleen McKereghan Deeley	150,000	$3.95	3,545	$0.99	$79,588.45
Cindy Jacobs, Ph.D, M.D.	100,000	$3.95	0	—	$45,000.00

*	Only includes options with an exercise price per share less than $4.40. Other than Dr. Gillis, none of Corixa’s directors hold any options with an exercise price of less than $4.40 per share.
      Employee Stock Purchase Plans. Prior to the effective time of the merger, Corixa will take all actions necessary pursuant to the terms of its employee stock purchase plans to (a) shorten each currently ongoing purchase and/or offering period under such plan that extends beyond the effective time of the merger, or a current offering, such that a new purchase date for each such current offering will occur prior to the effective time of the merger and shares of Corixa common stock will be purchased by the participants in the employee stock purchase plans prior to the effective time of the merger, and (b) preclude the commencement of any new purchase or offering period. Corixa will take all actions necessary so that the employee stock purchase plans will terminate immediately prior to the earlier of (i) the effective time of the merger and (ii) the date upon which the employee stock purchase plans terminate by their respective terms.
Effect on Corixa’s Benefit Plans
      SKB has agreed to cause the surviving corporation to honor all accrued obligations and benefits under Corixa’s employee benefit plans and any employment or severance agreements between Corixa and any of Corixa’s current or former employees. For at least one year after the effective time of the merger, SKB will offer, or cause the surviving corporation to offer, Corixa’s employees who continue to be employed by the surviving corporation compensation opportunities and employee benefits that are comparable in value in the aggregate with the compensation and employee benefits (exclusive of any such compensation and benefits consisting of or based on Corixa’s equity securities) provided under Corixa’s current employee benefit plans. In addition, such employees will receive credit for past service with Corixa for purposes of accrual of vacation time and for purposes of eligibility for participation and vesting under SKB’s (or its subsidiaries’) employee benefit plans in which such employees are permitted, at the discretion of SKB, to participate other than for purposes of determining eligibility for participation under any retiree medical plan or defined benefit plan of SKB. Finally, the merger agreement provides that none of the foregoing provisions prevents the surviving corporation from amending or terminating any of Corixa’s employee benefit plans in accordance with their terms and that the surviving corporation will have complete discretion over hiring and firing its employees.

THE MERGER AGREEMENT
      The following description summarizes the material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. Stockholders should read the merger agreement carefully.
Conditions to Completion of the Merger
      SKB and Corixa are obligated to complete the merger only if they satisfy or, in some cases, waive a number of conditions, including the following:

•	adoption of the merger agreement by Corixa’s stockholders;

•	the absence of any legal prohibition (whether temporary, preliminary or permanent) on the consummation of the merger;

•	other than the filing of a certificate of merger with the Delaware Secretary of State, all consents, approvals and authorizations of any governmental entity required to consummate the merger, the failure of which to be obtained or taken would reasonably be expected to have a material adverse effect on SKB or Corixa, shall have been obtained; and

•	the applicable waiting periods under the Hart-Scott-Rodino Act, or other applicable pre-clearance requirement of any foreign competition law, shall have expired or been terminated.
      In addition, Corixa’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of SKB in the merger agreement being true and correct, except where the failure to be so true and correct (without giving effect to any limitation as to materiality set forth therein) would not reasonably be expected to have a material adverse effect on SKB; and

•	the performance by SKB in all material respects of its obligations under the merger agreement.
      In addition, SKB’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Corixa in the merger agreement (other than the representations and warranties with respect to the capitalization of Corixa and its subsidiaries and the occurrence of a material adverse effect on Corixa) being true and correct, except where the failure to be so true and correct (without giving effect to any limitation as to materiality set forth therein) would not reasonably be expected to have a material adverse effect on Corixa;

•	the representations and warranties in the merger agreement regarding the capitalization of Corixa and its subsidiaries being true and correct in all respects, except as would not result in an increase of more than $1,000,000 in the aggregate dollar amount of the merger consideration payable by SKB;

•	the representations and warranties in the merger agreement to the effect that Corixa has had no material adverse effect shall be true and correct in all respects;

•	the performance by Corixa in all material respects of its obligations under the merger agreement; and

•	SKB has received a certificate from Corixa meeting the requirements of certain U.S. Treasury regulations to the effect that Corixa is not a U.S. real property holding company.
      Under the merger agreement, a material adverse effect with respect to Corixa is any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together, is or would be reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of Corixa or (ii) prevent or materially delay the performance by Corixa of any of its obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement and related documentation; provided, however, that it will not be deemed to constitute, nor be taken into account in determining whether there has been or will be, a material adverse effect with respect to Corixa: (a) any change in Corixa’s stock price or trading volume, in and of itself; (b) any failure by Corixa to meet published revenue or earnings projections, in and of itself; (c) any effect that results from changes affecting the biotechnology or pharmaceutical industries generally (to the extent such effect is not disproportionate with respect to Corixa in any material respect) or the United States economy generally (to the extent such effect is not disproportionate with respect to Corixa in any material respect); (d) any effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such effect is not disproportionate with respect to Corixa in any material respect); (e) any effect resulting from compliance with the terms and conditions of the merger agreement; or (f) any effect caused by an impact on Corixa’s relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the merger.
      Under the merger agreement, a material adverse effect with respect to SKB is any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together, is or would be reasonably likely to prevent or materially delay the performance by SKB of any of its obligations under the merger agreement or the consummation of the merger.
      Corixa can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.
Limitation on Consideration of Competing Proposals
      Unless and until the merger agreement is terminated, Corixa shall not, and shall not authorize or permit its affiliates, officers, directors, employees, advisors or other representatives to:

•	continue any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any competing transaction;

•	solicit, initiate, intentionally encourage, participate in or otherwise facilitate, directly or indirectly, any inquiries relating to any competing transaction; or

•	directly or indirectly solicit, initiate, intentionally encourage, participate in or otherwise facilitate any discussions or negotiations regarding, or furnish to any third party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction.
      However, if prior to obtaining the required vote to adopt the merger, the Corixa board of directors reasonably determines in good faith that an unsolicited proposal for a competing transaction constitutes or would reasonably be expected to lead to a superior competing transaction, then, to the extent required by the fiduciary obligations of the Corixa board of directors, as determined in good faith by a majority thereof after consulting with Corixa’s outside counsel, Corixa may, subject to Corixa’s providing prior written notice to SKB of its decision to take such action and compliance by Corixa with the terms of the merger agreement, furnish information with respect to Corixa to, and participate in direct or indirect discussions and negotiations with, such third party.
      Corixa is also required to notify SKB immediately (but in no event more than 36 hours after receipt of a proposal for a competing transaction) of any competing transaction, or any offer, proposal or inquiry that could reasonably be expected to lead to a competing transaction. The notice must include the terms and conditions of such competing transaction (including a copy of any written proposals) and the identity of the person or group making the offer, proposal or inquiry. Moreover, if Corixa participates in substantive discussions or negotiations, or provides material information to a third party in connection with any such competing transaction, Corixa shall keep SKB advised on a current basis of any developments.

      In response to a superior competing transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by Corixa in breach of the terms of the merger agreement, the Corixa board of directors may, if it determines in good faith (after consulting with Corixa’s outside legal counsel) that the failure to do so would result in a breach of its fiduciary duties under applicable laws:

•	modify, or propose or resolve to modify, in a manner adverse to SKB or GSK Delaware, its approvals and recommendations of the merger; or

•	terminate the merger agreement (i) after the fifth business day following SKB’s receipt of written notice from Corixa advising SKB that the Corixa board of directors is prepared to take such action (during which period Corixa is required to negotiate in good faith with SKB concerning a revised proposal from SKB), and (ii) if, after the end of such five-day period the Corixa board of directors determines in good faith (after consulting with Corixa’s outside legal counsel and its financial advisor) that such proposed competing transaction continues to be a superior competing transaction after taking into account any new proposal from SKB.
      Under the merger agreement, a “competing transaction” is any proposal or offer, whether in writing or otherwise, from any third party to acquire beneficial ownership of all or more than (i) 15% of Corixa’s assets, (ii) Corixa’s manufacturing facility in Hamilton, Montana, or (iii) 15% or more of any class of Corixa’s equity securities, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or more than (i) 15% of Corixa’s assets, (ii) its manufacturing facility in Hamilton, Montana or (iii) 15% or more of any class of Corixa’s equity securities.
      A “superior competing transaction” under the merger agreement is a bona fide, unsolicited written proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of Corixa’s capital stock then outstanding or all or substantially all of Corixa’s assets on terms that its board of directors determines in good faith (after consulting with Corixa’s outside legal counsel and its financial advisor) are more favorable from a financial point of view to Corixa’s stockholders than the merger and the other transactions contemplated by the merger agreement, and is reasonably capable of being consummated.
Termination
      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by Corixa’s stockholders:

•	by the mutual written consent of SKB and Corixa;

•	by Corixa or SKB, if:

•	the merger is not completed by December 31, 2005 (other than because of a breach of the merger agreement caused by the party seeking termination);

•	any court or governmental agency issues a final, nonappealable order preventing the merger; provided, however, that the party seeking to terminate for this reason has used all commercially reasonable efforts to remove such order or reverse such action;

•	Corixa stockholders’ adoption of the merger agreement is not obtained at a duly held meeting; or

•	there has been a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that (i) would, individually or in the aggregate, result in a failure of a condition to closing to be obtained and (ii) is not cured (or is not capable of being cured) by the earlier of (a) December 31, 2005 and (b) 20 business days following receipt by such party of written notice of such breach from the other party;

•	by Corixa, in order to enter into an agreement relating to a superior competing transaction, if Corixa has complied with its obligations described under “— Limitation on Consideration of Competing Proposals,” as they pertain to such superior competing transactions and Corixa has paid the termination fees and expenses described below (see “— Termination Fee”); or

•	by SKB, if Corixa’s board of directors (a) withdraws, or adversely modifies, its recommendation of the merger agreement, (b) fails to reaffirm its recommendation of adoption of the merger agreement within seven business days after SKB requests in writing that such recommendation be reaffirmed, (c) determined to accept, or recommends to Corixa stockholders, a competing transaction or (d) fails to recommend that stockholders reject any third-party tender or exchange offer for Corixa shares within 10 business days after such offer is first made.

Conduct of Business Pending the Merger
      During the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, Corixa has agreed (and shall cause each of its subsidiaries) to:

•	maintain its existence in good standing under applicable Laws;

•	conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice;

•	use its best efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of Corixa and its subsidiaries with customers, suppliers, research and clinical collaborators, licensees and other persons with which Corixa or any of its subsidiaries has business relations; and

•	comply in all material respects with all applicable laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the Securities and Exchange Commission required pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended.

      In addition, Corixa has agreed, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, not to do, cause or permit, and shall cause each of its subsidiaries not to do, cause or permit, any of the following (except to the extent expressly provided otherwise in the merger agreement or as consented to in writing by SKB):

•	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock (except for dividends payable on the shares Series A preferred stock or Series B preferred stock, which shall be paid in shares of common stock);

•	adjust, split, combine or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its subsidiaries;

•	repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its subsidiaries’ capital stock or any rights to acquire capital stock of Corixa or its subsidiaries;

•	issue, deliver or sell, pledge or encumber any shares of its or its subsidiaries capital stock or any rights to acquire capital stock of Corixa (other than the issuance of common shares (a) upon the exercise of Corixa’s stock options or warrants outstanding as of the date of the merger agreement, (b) pursuant to Corixa’s employee stock purchase plans, (c) upon conversion of Corixa’s outstanding convertible notes, or (d) in payment of dividends on the Series A preferred stock and Series B preferred stock);

•	take any action that would reasonably be expected to result in any of the conditions to closing of the merger not being satisfied or that would impair the ability of Corixa to consummate the merger in accordance with the terms hereof or materially delay such consummation;

•	amend Corixa’s certificate of incorporation or bylaws or equivalent organizational documents of Corixa’s subsidiaries;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other person;

•	make any loans, advances or capital contributions to or investments in any other person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business consistent with prior practice);

•	merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	change its tax or financial accounting methods, principles or practices, except as required by generally accepted accounting principles or applicable laws;

•	alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or affiliates of Corixa, other than alterations or amendments (i) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Corixa or (ii) as expressly contemplated by the merger agreement with respect to Corixa’s stock options and employee stock purchase plans;

•	make any other change in the employment terms for any of its directors or officers;

•	make any change to Corixa’s benefit plans other than as expressly contemplated by the merger agreement with respect to Corixa’s employee stock purchase plans or enter into or adopt any new benefit plans;

•	hire any new employees, directors or affiliates of Corixa other than, with respect to non-officers and non-directors, in the ordinary course of business consistent with past practice;

•	enter into any collective bargaining or other labor agreement;

•	sell, license, mortgage, transfer, lease, pledge or otherwise subject to any lien or encumbrance or otherwise dispose of any material properties or assets (including stock or other ownership interests of Corixa’s subsidiaries) other than in the ordinary course of business consistent with past practice;

•	acquire any material business, assets or securities other than in the ordinary course of business consistent with past practice;

•	make any material tax election not consistent with prior practice or settle or compromise any material income tax liability or fail to file any material tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects;

•	take any action to render inapplicable, or to exempt any third party from, the provisions of any antitakeover laws;

•	adopt a stockholder rights agreement, or “poison pill”;

•	enter into any agreement, understanding or arrangement with respect to the voting or registration of Corixa’s or its subsidiaries’ capital stock or rights to purchase capital stock of Corixa or its subsidiaries;

•	enter into a material contract, amend any material contract or grant any release or relinquishment of any rights under any material contract;

•	settle or compromise any claim, suit, action, proceeding or investigation or pay, discharge or satisfy any liability other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in Corixa’s financial statements as of December 31, 2004 or incurred subsequent to that date in the ordinary course of business consistent with past practice;

•	enter into or materially amend any supply or license agreement with respect to the MPL adjuvant; or

•	authorize, commit or agree to take any of the actions described above.
Montana Facility Covenant
      In addition to certain other covenants, Corixa has agreed to use its best efforts to proceed in a timely manner with the plan for expansion of the MPL manufacturing facility in Hamilton, Montana and to not take any action without SKB’s approval that would reasonably be expected to result in any material delay or change in the expansion. SKB and Corixa have agreed to cooperate to obtain all consents and approvals reasonably believed to be necessary in connection with this expansion.
Amendment; Extension and Waiver
      Subject to applicable law:

•	the merger agreement may be amended by the parties in writing by action authorized by each party’s board of directors at any time, except that after the merger agreement has been adopted by Corixa’s stockholders, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to Corixa’s stockholders or alter or change any of the terms or conditions of the merger agreement if such alteration or change would adversely affect Corixa’s stockholders; and

•	at any time prior to the effective time of the merger, the parties may, by written instrument signed on behalf of such party:

•	extend the time for performance of the obligations of any other party to the merger agreement;

•	waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document; or

•	waive compliance by any other party with any agreements or conditions in the merger agreement.
Expenses
      The merger agreement provides generally that regardless of whether the merger is consummated, all out-of-pocket expenses incurred by the parties shall be borne by the party incurring such expenses. SKB and Corixa will, however, share equally all fees payable with respect to the filing, printing and mailing of this proxy statement and in connection with filings made pursuant to applicable antitrust laws.
Termination Fee
      The merger agreement requires that Corixa pay SKB a termination fee of $10,000,000 if:

•	Corixa terminates the merger agreement in order to enter into an acquisition agreement with respect to a superior competing proposal;

•	SKB terminates the merger agreement if:

•	the Corixa board of directors (a) withdraws or adversely modifies its recommendation of the merger agreement, (b) fails to reaffirm its recommendation of adoption of the merger agreement within seven days after SKB requests in writing that such recommendation be reaffirmed, or (c) determines to accept, or recommends to Corixa stockholders, a competing transaction;

•	Corixa materially breaches certain provisions in the merger agreement pertaining to convening the special meeting of Corixa stockholders, recommending adoption of the merger agreement and the nonsolicitation of a competing transaction; or

•	any third party has commenced a tender or exchange offer or other transaction constituting or potentially constituting a competing transaction and Corixa has not recommended rejection of such offer within ten business days after such offer is first made; or

•	the merger agreement is terminated by:

•	SKB or Corixa, if Corixa stockholders fail to adopt the merger agreement;

•	SKB or Corixa, if the merger has not been consummated prior to December 31, 2005; or

•	SKB, if Corixa breaches any representation, warranty, covenant or agreement contained in the merger agreement that (i) would, individually or in the aggregate, result in a failure of a condition to closing to be completed and (ii) is not cured (or is not capable of being cured) by the earlier of (a) December 31, 2005 and (b) 20 business days following receipt by Corixa of written notice of such breach from SKB;

and in each case, between signing of the merger agreement and such termination a competing transaction is publicly announced (or, with respect to the second and third bullets immediately above, a proposal regarding a competing transaction is made to the Corixa board of directors), and within 12 months of such termination, Corixa consummates or enters into an agreement with respect to an acquisition of Corixa.
Representations and Warranties
      Each of Corixa and SKB made customary representations and warranties in the merger agreement. The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other party to the merger agreement and such representations and warranties should not be relied on by any other person. In addition, these representations and warranties (i) may have been qualified by disclosures made to the other party in connection with the merger agreement, (ii) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, except if willfully false as of the date of the merger agreement, (iii) are subject to a materiality standard that may differ from what may be viewed as material by investors and (iv) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.
      Each of SKB and Corixa has made representations and warranties to the other relating to, among other things:

•	corporate organization and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with organizational documents;

•	the absence of conflicts with or breaches or defaults under any obligation of the company that would create a material adverse effect with respect to such company;

•	outstanding and pending litigation;

•	engagement and payment of fees of brokers, investment bankers and finders; and

•	the accuracy of information in connection with this proxy statement.

      In addition, Corixa has made other representations and warranties about itself to SKB as to, among other things:

•	Corixa’s capital structure;

•	satisfaction of certain state takeover statutes’ requirements;

•	documents filed by Corixa with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities;

•	absence of certain changes or events that would have a material adverse effect;

•	Corixa’s compliance with applicable laws;

•	title to Corixa’s material properties and assets;

•	Corixa’s intellectual property;

•	environmental matters;

•	Corixa’s filing of tax returns and payment of material taxes;

•	matters relating to the Employee Retirement Income Security Act of 1974, as amended, and Corixa’s other employee benefits matters;

•	labor matters;

•	Corixa’s insurance policies;

•	certain of Corixa’s material contracts, including those with restrictions on Corixa’s business activities;

•	required third-party consents;

•	Corixa’s receipt of an opinion from its financial advisor;

•	the ability to expand Corixa’s facility in Hamilton, Montana; and

•	matters relating to regulatory approval of Corixa’s product candidates.
      In addition, SKB has made other representations and warranties about itself to Corixa as to, among other things:

•	sufficient funds for SKB to consummate the transactions;

•	ownership of Corixa shares; and

•	the interim operations of GSK Delaware.
Certificate of Incorporation
      The merger agreement provides that, after the effective time of the merger, the certificate of incorporation of GSK Delaware, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation of the surviving corporation until thereafter amended, except that Article I of the certificate of incorporation of the surviving corporation will be amended at the effective time of the merger to read: “The name of the corporation is Corixa Corporation.”
Bylaws
      The merger agreement provides that the bylaws of GSK Delaware, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation following the merger until changed or amended.

Board of Directors and Officers of Surviving Corporation
      The directors and officers of GSK Delaware immediately prior to the merger will become the directors and officers of the surviving corporation following the merger.
SUPPORT AGREEMENTS
      Each of Steven Gillis, Ph.D., Robert Momsen, Arnold Oronsky, Ph.D. and certain affiliates of Messrs. Momsen and Oronsky, and Sprout Capital IX, L.P. and certain of its affiliates, which collectively beneficially own approximately 11.4% of Corixa’s outstanding common stock and preferred stock on an as-converted basis, has agreed, pursuant to individual support agreements with SKB dated as of April 29, 2005, that he, solely in his capacity as a stockholder and not in his capacity as a director or executive officer, or it will:

•	appear at the special meeting or otherwise cause his or its shares to be counted as present for purposes of establishing a quorum;

•	vote, or execute consents in respect of, his or its shares in favor of adoption by the stockholders of the merger agreement;

•	vote, or execute consents in respect of, his or its shares against any proposal that conflicts with the merger;

•	not solicit proxies or participate in the solicitation of proxies with respect to a transaction that conflicts with the transactions contemplated by the merger agreement;

•	waive any and all appraisal, dissenter’s and similar rights that he or it may have with respect to the merger; and

•	not (i) solicit or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any transaction that conflicts with the transactions contemplated by the merger or (ii) directly or indirectly solicit or otherwise facilitate any discussions or negotiations regarding any proposal that conflicts with the transactions contemplated by the merger agreement.
      The support agreements may not be terminated except upon the earliest to occur of the merger, the termination of the merger agreement and the mutual agreement of the parties to the support agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information regarding the beneficial ownership of shares of Corixa common stock and preferred stock on an as-converted basis as of June 1, 2005 for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of Corixa capital stock;

•	each director;

•	each executive officer named in the summary compensation table of Corixa’s proxy statement filed on April 20, 2005; and

•	all of our directors and executive officers as a group.
      On June 1, 2005, we had 62,591,161 shares of common stock outstanding, which includes 2,936,577 shares issuable upon conversion of the outstanding Series A preferred stock and Series B preferred stock. Except as otherwise noted, to our knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned. Shares of common stock subject to options, warrants and convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of June 1, 2005, are deemed outstanding for purposes of computing the percentage ownership of the person holding the options, warrants or convertible debt, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership(2)

	Number	Percentage
Name and Address(1)	of Shares	of Total

Credit Suisse(3)	6,023,395	9.3%
11 Madison Ave.
New York, NY 10010
GlaxoSmithKline plc(4)	12,147,782	19.4%
980 Great West Road
Brentford, Middlesex TW8 9GS England
Lottsoff Capital Management(5)	4,287,786	6.9%
20 North Clark Street
Chicago, IL 60602
Castle Gate, L.L.C.(6)	4,203,917	6.6%
2365 Carillon Point
Kirkland, WA 98033
Mazama Capital Management, Inc.(5)	3,732,366	6.0%
One S.W. Columbia, Suite 1500
Portland, OR 97528
InterWest Partners(7)	3,501,326	5.6%
2710 Sand Hill Road
2nd Floor
Menlo Park, CA 94025

	Beneficial Ownership(2)

	Number	Percentage
Name and Address(1)	of Shares	of Total

Directors and named executive officers:
Steven Gillis, Ph.D.(8)	824,973	1.3%
Ronald Hunt(9)	6,028,772	9.3%
Robert Momsen(10)	643,388	1.0%
Arnold Oronsky, Ph.D.(11)	3,484,528	5.5%
Samuel R. Saks, M.D.(12)	69,596	*
Gregory Sessler(13)	16,250	*
James W. Young, Ph.D.(14)	35,000	*
Cindy Jacobs, Ph.D., M.D.(15)	295,704	*
Michelle Burris(16)	385,680	*
David Fanning(17)	505,985	*
All directors and executive officers as a group (12 persons)(18)	12,224,193	18%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each individual named above is Corixa Corporation, 1900 9th Avenue, Suite 1100, Seattle, Washington 98101.

(2)	The applicable percentage of beneficial ownership is based on 59,654,584 shares of our common stock outstanding as of June 1, 2005, in addition to 2,936,577 shares of common stock issuable upon conversion of outstanding Series A preferred stock and Series B preferred stock.

(3)	Includes 162,803 shares held by Sprout IX Plan Investors, L.P., or Sprout IX, 13,893 shares held by Sprout Entrepreneurs’ Fund, L.P., or Sprout Entrepreneurs, 3,525,364 shares held by Sprout Capital IX, L.P., or Sprout Capital, 7,727 shares held by DLJ Capital Corporation, or DLJ Capital, 9,298 shares held by James Niedel, a warrant to purchase 29,305 shares held by Sprout IX, a warrant to purchase 2,500 shares held Sprout Entrepreneurs, a warrant to purchase 634,584 shares held by Sprout Capital, a warrant to purchase 1,391 shares held by DLJ Capital, a warrant to purchase 1,655 shares held by Mr. Niedel, 71,566 shares issuable upon exercise of outstanding convertible notes held by Sprout IX, 6,107 shares issuable upon exercise of outstanding convertible notes held by Sprout Entrepreneurs, 1,549,719 shares issuable upon exercise of outstanding convertible notes held by Sprout Capital, 3,396 shares issuable upon exercise of outstanding convertible notes held by DLJ Capital and 4,087 shares issuable upon exercise of outstanding convertible notes held by Mr. Niedel. Sprout IX, Sprout Entrepreneurs and Sprout Capital are Delaware limited partnerships that make investments for long-term appreciation. DLJ Capital, an indirect wholly owned subsidiary of Credit Suisse First Boston, acts as a venture capital partnership management company. DLJ Capital is also the general partner of Sprout Entrepreneurs and the managing general partner of Sprout Capital and, as such, is responsible for their day-to-day management. DLJ Capital makes all of the investment decisions on behalf of Sprout Capital and Sprout Entrepreneurs. DLJ Associates IX, L.P., or DLJ Associates, a Delaware limited partnership, is a general partner of Sprout Capital and, in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout Capital. DLJ LBO Plans Management Corporation II, or DLJ LBO, a Delaware corporation and an indirect wholly owned subsidiary of Credit Suisse First Boston, is the general partner of Sprout IX and, as such, is responsible for its day-to-day management. Mr. Niedel is a venture partner/ consultant to the Sprout Group division of Credit Suisse First Boston Private Equity, Inc., which is an affiliate of Credit Suisse (USA) and a limited partner of DLJ Associates. Mr. Hunt, a director of Corixa, is a director of DLJ Capital, a limited partner of DLJ Associates and attorney-in-fact of DLJ LBO. Mr. Niedel disclaims beneficial ownership of the above securities except to the extent of the securities owned directly by him and to the extent of his pecuniary interest in the other such securities. Mr. Hunt disclaims beneficial ownership of the above securities except to the extent of his pecuniary interest in such securities.

(4)	GSK is the indirect beneficial owner of 5,002,019 shares of Corixa common stock by virtue of the fact these shares are held by its following wholly owned indirect subsidiaries in the amounts indicated: SKB — 3,857,953 shares; S.R. One, Limited — 530,427 shares; SmithKline Beecham plc — 427,807 shares; and GlaxoSmithKline Biologicals Manufacturing s.a. — 185,922 shares. GSK may also be deemed to be the indirect beneficial owner of 7,145,673 shares of Corixa common stock by virtue of the support agreements; however, GSK and SKB disclaim such beneficial ownership. This information is based solely on a filing made on Schedule 13D with the Securities and Exchange Commission on April 29, 2005.

(5)	Based solely on a filing made on Schedule 13G with the Securities and Exchange Commission in February 2005.

(6)	Castle Gate, L.L.C. holds 12,500 shares of Series A preferred stock, which are convertible into an aggregate of 1,470,588 shares of common stock, 37,500 shares of Series B preferred stock, which are convertible into an aggregate of 1,465,989 shares of common stock, and warrants to purchase 680,028 shares of common stock.

(7)	Includes 2,352,469 shares held by InterWest Partners VIII, L.P., 18,777 shares held by InterWest Investors VIII, L.P., 67,304 shares held by InterWest Investors Q VIII, L.P., 501,500 shares held by InterWest Partners V, L.P., 3,154 shares held by InterWest Investors V, L.P., a warrant to purchase 399,920 shares held by InterWest Partners VIII, L.P., a warrant to purchase 3,192 shares held by InterWest Investors VIII, L.P., a warrant to purchase 11,442 shares held by InterWest Investors Q VIII, L.P., 81,174 shares held by Mr. Momsen and 62,394 shares held by Dr. Oronsky. Dr. Oronsky is a managing director of InterWest Management Partners VIII, LLC, which is the general partner of InterWest Partners VIII, L.P., InterWest Investors VIII, L.P. and InterWest Investors Q VIII, L.P. and a general partner of InterWest Management Partners V, L.P., which is the general partner of InterWest Partners V, L.P., and Mr. Momsen is a general partner of the general partner of InterWest Partners V, L.P. and a general partner of InterWest Investors V, L.P., and, as such, they may be deemed to share voting and investment power with respect to certain of these shares. Dr. Oronsky and Mr. Momsen disclaim beneficial ownership of the shares held by such entities, except to the extent of their respective pecuniary interest therein.

(8)	Includes 475,859 shares subject to options that are exercisable currently or within 60 days of June 1, 2005.

(9)	Includes 162,083 shares held by Sprout IX, 13,893 shares held by Sprout Entrepreneurs, 3,525,364 shares held by Sprout Capital, 7,727 shares held by DLJ Capital, a warrant to purchase 29,305 shares held by Sprout IX, a warrant to purchase 2,500 shares held Sprout Entrepreneurs, a warrant to purchase 634,584 shares held by Sprout Capital, a warrant to purchase 1,391 shares held by DLJ Capital, 71,566 shares issuable upon exercise of outstanding convertible notes held by Sprout IX, 6,107 shares issuable upon exercise of outstanding convertible notes held by Sprout Entrepreneurs, 1,549,719 shares issuable upon exercise of outstanding convertible notes held by Sprout Capital and 3,396 shares issuable upon exercise of outstanding convertible notes held by DLJ Capital, and 2,318,985 shares subject to options that are exercisable currently or within 60 days of June 1, 2005. Mr. Hunt is a director of DLJ Capital, a limited partner of DLJ Associates and attorney-in-fact of DLJ LBO, which entities are affiliated with the above entities, as set forth in footnote (3) above. Mr. Hunt disclaims beneficial ownership of the above securities except to the extent of the securities owned directly by him and to the extent of his pecuniary interest in the other such securities.

(10)	Includes 57,560 shares subject to options that are exercisable currently or within 60 days of June 1, 2005, 501,500 shares held by InterWest Partners V, L.P. and 3,154 shares held by InterWest Investors V, L.P., of which Mr. Momsen is a general partner. Mr. Momsen is a general partner of InterWest Management Partners V, L.P., which is the general partner of InterWest Partners V, L.P. Mr. Momsen disclaims beneficial ownership of the shares held by InterWest Partners V, L.P. and InterWest Investors V, L.P., except to the extent of his pecuniary interest therein.

(11)	Includes 482,084 shares subject to options that are exercisable currently or within 60 days of June 1, 2005, 2,352,469 shares held by InterWest Partners VIII, L.P., 18,777 shares held by InterWest Investors VIII, L.P., 67,304 shares held by InterWest Investors Q VIII, L.P., 501,500 shares held by InterWest Partners V, L.P., a warrant to purchase 399,920 shares held by InterWest Partners VIII, L.P., a warrant to purchase 3,192 shares held by InterWest Investors VIII, L.P. and a warrant to purchase 11,442 shares held by InterWest Investors Q VIII, L.P. Dr. Oronsky is a managing director of InterWest Management Partners VIII, LLC, which is the general partner of InterWest Partners VIII, L.P., InterWest Investors VIII, L.P., and InterWest Investors Q VIII, L.P., and a general partner of InterWest Management Partners V, L.P., which is the general partner of InterWest Partners V, L.P. and disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.

(12)	Represents shares subject to options that are exercisable currently or within 60 days of June 1, 2005.

(13)	Represents shares subject to options that are exercisable currently or within 60 days of June 1, 2005.

(14)	Represents shares subject to options that are exercisable currently or within 60 days of June 1, 2005.

(15)	Represents shares subject to options that are exercisable currently or within 60 days of June 1, 2005.

(16)	Includes 371,287 shares subject to options that are exercisable currently or within 60 days of June 1, 2005.

(17)	Includes 474,959 shares subject to options that are exercisable currently or within 60 days of June 1, 2005.

(18)	Includes 5,020,980 shares subject to warrants and options that are exercisable currently or within 60 days of June 1, 2005.

OTHER MATTERS
      As of the date of this proxy statement, the Corixa board of directors does not intend to present, and has not been informed that any other person intends to present, any matters for consideration at the special meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the special meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.
FUTURE STOCKHOLDER PROPOSALS
      If the merger is consummated, there will be no public stockholders of Corixa and no public participation in any future meetings of stockholders of Corixa. If the merger is not consummated, however, Corixa will hold its 2006 annual meeting of stockholders. If such meeting is held, stockholder proposals that are intended to be included in Corixa’s 2006 annual proxy statement for presentation at Corixa’s 2006 annual meeting of stockholders should be sent to Corixa no later than December 28, 2005 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to Corixa no fewer than 60 days or more than 90 days prior to the date of the 2006 annual meeting. Even if Corixa receives a proposal from a qualified stockholder in a timely manner, it will not guarantee that proposal’s inclusion in Corixa’s proxy materials or its presentation at the 2006 annual meeting because there are other requirements in the proxy rules that a proposal must meet in order to be included and presented.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
      Stockholders who share a single address will receive only one proxy statement at that address unless Corixa has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce Corixa’s printing and postage costs. However, if a stockholder of record at such address wishes to receive a separate copy of this proxy statement or future proxy statements (as applicable), he, she or it may contact Corixa’s Investor Relations Department, 1900 9th Avenue, Suite 1100, Seattle, Washington 98101, (206) 366-3700. Corixa will deliver separate copies of this proxy statement immediately upon written or oral request. If a stockholder is receiving multiple copies of this proxy statement, he, she or it can request householding by contacting Corixa in the same manner. If a stockholder owns shares of Corixa’s stock through a bank, broker or other stockholder, such stockholder may request additional copies of this proxy statement or request householding by contacting the stockholder of record.
WHERE YOU CAN FIND MORE INFORMATION
      Corixa files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at, or obtain copies of this information by mail from, the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. All of Corixa’s filings are also available on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.
      In addition, Corixa will mail without charge, upon written request, a copy of Corixa’s annual report on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Corixa Corporation, 1900 9th Avenue, Suite 1100, Seattle, Washington 98101, Attention: Investor Relations.
      SKB has supplied all information contained in this proxy statement relating to GSK and Corixa has supplied all such information relating to Corixa.

      Corixa stockholders should not send in their Corixa stock certificates until they receive the transmittal materials from the paying agent. Corixa stockholders of record who have further questions about their share certificates or the exchange of their Corixa capital stock for cash should call the proxy solicitor:
Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (866) 781-5469
      You should rely only on the information contained in this proxy statement. Corixa has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 2, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SMITHKLINE BEECHAM CORPORATION
(d/b/a GlaxoSmithKline)
GSK DELAWARE CORP.
AND
CORIXA CORPORATION
Dated as of April 29, 2005

A-i

A-ii

Section 8.8	Enforcement	A-33
Section 8.9	Consent to Jurisdiction; Venue	A-34
Section 8.10	Waiver of Trial by Jury	A-34

ARTICLE IX CERTAIN DEFINITIONS		A-34

A-iii

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of April 29, 2005, is by and among SmithKline Beecham Corporation (doing business as GlaxoSmithKline), a Pennsylvania corporation (“Parent”), GSK Delaware Corp., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”) and Corixa Corporation, a Delaware corporation (the “Company”).
RECITALS
      A. The Company and Merger Sub have each determined that it is advisable, fair to and in the best interests of its stockholders, to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Shares”), each outstanding share of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Shares”) and each outstanding share of Series B Preferred Stock, par value $0.001 per share, of the Company (the “Series B Shares” and together with the Common Shares and the Series A Shares, the “Shares”), shall be converted into the right to receive cash as set forth herein, all upon the terms and subject to the conditions of this Agreement.
      B. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) has adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, and the Merger and the other transactions contemplated hereby.
      C. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions approving this Agreement and the other transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by its sole stockholder of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, and the Merger and the other transactions contemplated hereby. The sole stockholder of Merger Sub has adopted the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement.
      D. Simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into support agreements (the “Support Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Stockholders have agreed to vote their shares in favor of the Merger and against any competing proposals.
      E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT
      In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.
      (b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.
      Section 1.2     Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington 98104, unless another time, date or place is agreed to in writing by the parties.
      Section 1.3     Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be delivered for filing with the Delaware Secretary. The Merger shall become effective at the Effective Time. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.
      Section 1.4     Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities.
      (a) Except as provided in Section 1.4(b), each Common Share issued and outstanding immediately prior to the Effective Time (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $4.40 in cash, without interest (the “Common Merger Consideration”), upon surrender of the certificate representing such Shares as provided in Article II. Each Series A Share issued and outstanding immediately prior to the Effective Time (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $517.65 in cash, without interest (the “Series A Merger Consideration”) upon surrender of the certificate representing such Shares as provided in Article II. Each Series B Share issued and outstanding immediately prior to the Effective Time (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $172.01 in cash, without interest (the “Series B Merger Consideration” and, together with the Common Merger Consideration and the Series A Merger Consideration, the “Merger Consideration”) upon surrender of the certificate representing such Shares as provided in Article II. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

      (b) Each Share that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each Share owned by Parent shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.
      (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
      Section 1.5     Organizational Documents.
      (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such Certificate of Incorporation shall be amended to change the name of the Surviving Corporation to “Corixa Corporation.” Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.
      (b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. Thereafter, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.
      Section 1.6     Directors and Officers of the Surviving Corporation. The Company shall cause to be delivered to Parent, promptly after the date hereof, resignations of all the directors and officers of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors and officers of Merger Sub shall continue in office as the directors and officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.
      Section 1.7     Company Stock Options.
      (a) At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, (i) in the case of a Company Stock Option having a per share exercise price less than the Common Merger Consideration, for the right to receive from the Surviving Corporation for each Common Share subject to such Company Stock Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of Common Shares subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Common Merger Consideration exceeds the per share exercise price of such Company Stock Option; or (ii) in the case of a Company Stock Option having a per share exercise price equal to or greater than the Common Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option. The Company shall take such actions as may be necessary to accelerate all Company Stock Options that are not vested Company Stock Options as of the Effective Time.
      (b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.
      (c) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

      (d) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.
      Section 1.8     Company ESPPs. Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPPs to (i) shorten each currently ongoing purchase and/or offering period under such Company ESPP that extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and Common Shares shall be purchased by the Company ESPPs participants prior to the Effective Time, and (ii) preclude the commencement of any new purchase or offering period. The Company shall take all actions necessary so that the Company ESPPs shall terminate immediately prior to the earlier of (i) the Effective Time and (ii) the date upon which the Company ESPPs terminate by their respective terms.
      Section 1.9     Company Warrants. As a result of the Merger, from and after the Effective Time each Company Warrant shall be exercisable for, during the period specified in such Company Warrant and upon payment of such Company Warrant’s exercise price, only the product of (A) the Common Merger Consideration and (B) the number of Common Shares deliverable upon exercise of such Company Warrant as if exercised immediately prior to the Effective Time.
      Section 1.10     Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead such holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4(a) without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the DGCL, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
      Section 1.11     Adjustments to Prevent Dilution. Notwithstanding the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.
ARTICLE II
EXCHANGE OF CERTIFICATES
      Section 2.1     Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II. After the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent on a timely basis, if and when needed for the benefit of the Company Stockholders and for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 1.4 in exchange for outstanding Shares. Any income from investment of the Exchange Fund, which shall be in accordance with the instructions of Parent, will be payable solely to Parent.
      Section 2.2     Exchange Procedures.
      (a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (A) a letter of transmittal (a “Letter of Transmittal”) that (i) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (ii) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.
      (b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (B) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.
      (c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.
      Section 2.3     No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Appraisal Shares.
      Section 2.4     Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.
      Section 2.5     No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares one (1) year after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

      Section 2.6     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.
      Section 2.7     Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as disclosed in the section of the Company Disclosure Letter that specifically relates to, or is reasonably apparent on its face to relate to, such Section below, the Company represents and warrants to each of the other parties hereto as follows:
      Section 3.1     Organization and Good Standing; Charter Documents.
      (a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.
      (b) The copies of the Company Certificate of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as such Company Certificate of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.
      Section 3.2     Authority for Agreement.
      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.
      (b) As of the date of this Agreement, each of the Company and the Company Board of Directors has taken all action required to be taken by it to exempt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby from, and this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby are exempt from the requirements of, any and all Antitakeover Laws.
      Section 3.3     Capitalization.
      (a) The authorized capital stock of the Company consists of 100,000,000 Common Shares and 10,000,000 shares of preferred stock of which 12,500 shares are designated Series A Shares and 37,500 are designated Series B Shares. As of the date hereof, (a) 59,650,085 Common Shares are issued and outstanding and no Common Shares are held in the Company’s treasury, (b) 12,500 Series A Shares are issued and outstanding, which Series A Shares are convertible into 1,470,588 Common Shares at a conversion price of $8.50 per Series A Share, and (c) 37,500 Series B Shares are issued and outstanding, which Series B Shares are convertible into 1,465,989 Common Shares at a conversion price of $25.58 per Series B Share. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance with all applicable federal and state securities Laws.
      (b) As of the date hereof, 11,907,535 Company Stock Options are outstanding pursuant to the Company Option Plans, each such option entitling the holder thereof to purchase one Common Share, and 16,556,559 Common Shares are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options. All Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws. Section 3.3 of the Company Disclosure Letter sets forth a spreadsheet accurately listing, as of the date hereof, the holders of outstanding Company Stock Options, the number of Company Stock Options held by each holder, and the grant date and exercise prices of such outstanding Company Stock Options. Except as set forth above and other than the Convertible Notes, the Company Warrants and rights pursuant to the Company’s ESPPs, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.
      (c) As of the date hereof, the Company had reserved 10,899,183 Common Shares for issuance pursuant to the Convertible Notes.
      (d) As of the date hereof, the Company had reserved 2,763,723 Common Shares for issuance upon the exercise of outstanding Company Warrants. Each Company Warrant has an exercise price in excess of the Common Merger Consideration.
      (e) As of the date hereof, the Company had reserved 449,817 Common Shares for issuance under the Company ESPPs.
      (f) Except for the terms of the Convertible Notes, which will be redeemable at the option of the holder after the Merger, and for the dividends payable on the Series A Shares and Series B Shares, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any

Shares or to pay any dividend or make any other distribution in respect thereof or to provide financing to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. The Company has made, and will have made as of the Closing Date, all dividend payments due on the Convertible Notes and the Series A Shares and Series B Shares. As of the date hereof, except for the Support Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.
      (g) There are no rights of first refusal, co-sale rights or registration rights granted by the Company with respect to the Company’s capital stock and in effect as of the date hereof. The Company has not adopted a stockholder rights plan.
      Section 3.4     Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21 to the Company 10-K. The Company is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights.
      Section 3.5     No Conflict; Required Filings and Consents.
      (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.
      (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the HSR Act and filing and recordation of the Certificate of Merger, as required by the DGCL.
      Section 3.6     Compliance. The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

      Section 3.7     Litigation.
      (a) There is no claim, suit, action, proceeding, investigation or arbitration pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, other than as set forth on Section 3.7 of the Company Disclosure Letter. None of the matters set forth on Section 3.7 of the Company Disclosure Letter would reasonably be expected to have a Company Material Adverse Effect.
      (b) There is not any Order outstanding against the Company or any of its Subsidiaries or their respective businesses (i) which would reasonably be expected to have the effect of materially restricting or materially impairing any current or future business practice of, or acquisition of property by, the Company or any of its Subsidiaries or Affiliates, or (ii) would reasonably be expected to have a Company Material Adverse Effect.
      Section 3.8     Company Reports; Financial Statements.
      (a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statement and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302, 404 or 906 of the Sarbanes-Oxley Act with respect to any Company Report. Between December 31, 2004 and the date hereof, no event has occurred (other than the execution of this Agreement) that requires or will require the Company to file a Form 8-K with the SEC that has not been filed prior to the date hereof by the Company.
      (b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
      (c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. There is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.
      (d) Since December 31, 2002, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company.
      (e) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and that are not set forth on the Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2004, none of which would reasonably be expected to have a Company Material Adverse Effect.
      (f) The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by the Company with the SEC as exhibits to the Company Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.
      Section 3.9     Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as contemplated by this Agreement, since December 31, 2004, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and consistent with prior practice, and there has not been (a) any Company Material Adverse Effect, or (b) any action taken the Company or its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the prior written approval of Parent, would constitute a breach of Section 5.1(b)(i), (ii), (iii), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix) or (xx).
      Section 3.10     Taxes.
      (a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All Taxes shown on such Tax Returns have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

      (b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.
      (c) There is no dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.
      (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.
      (e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2004, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since December 31, 2004 other than a Tax Liability in the ordinary course of business.
      (f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after January 1, 2002.
      (g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.
      (h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.
      (i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii), and the Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.
      (j) Neither the Company nor any of its Subsidiaries has agreed or is it required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and, the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.
      (k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.
      (l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

      Section 3.11     Title to Personal and Real Properties.
      (a) Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2004 (other than assets disposed of since December 31, 2004 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $100,000. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $100,000 or an aggregate value in excess of $250,000.
      (b) Section 3.11(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company and Section 3.11(b)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property. The Company and each of its Subsidiaries has good and marketable title to, or a good and valid leasehold interest in, all of such real property, in each case free and clear of all Encumbrances, except for (i) Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K; (ii) liens for Taxes accrued but not yet payable; and (iii) such other Encumbrances, if any, as would not reasonably be expected to have a Company Material Adverse Effect; provided that in each case such Encumbrance does not materially adversely affect the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. There are no purchase options or rights of first refusal outstanding with respect to any of the real properties owned by the Company. Neither the Company nor any of its Subsidiaries has sent or received any notice of any material default under any of the leases of real property to which it is party. Neither the Company nor any of its Subsidiaries has breached or is in default in any material respect under any covenant, agreement, term or condition contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation, requisition or other taking by any public authority of its real property or any material portion thereof.
      Section 3.12     Environmental Compliance and Disclosure.
      (a) The Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all material notices that are required under Environmental Laws applicable to the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Order issued, entered, promulgated or approved thereunder, except where the failure to file or so comply would not reasonably be expected to have a Company Material Adverse Effect.
      (b) Neither the Company nor any of its predecessors in interest or Subsidiaries has received written notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any Governmental Entity or any Third Party nor has any of them received requests for information pursuant to 42 U.S.C. §104(e) or any similar Law.

      (c) Neither the Company nor any of its Subsidiaries has entered into or agreed to, nor does the Company or any of its Subsidiaries contemplate entering into, any Order, and the Company is not subject to any Order, relating to compliance or lack of compliance with any applicable Environmental Laws.
      (d) Neither the Company nor any of its Subsidiaries has received written notice that it is subject to any Liability incurred, imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company, its Subsidiaries, its predecessors in interest or any of their Representatives.
      (e) All Hazardous Materials used or generated at any time at any facility of the Company have been disposed of by the Company in accordance with all Environmental Laws.
      Section 3.13     Officers, Directors, Employees and Affiliates.
      (a) Except as disclosed in the Company Reports filed since December 31, 2004 and prior to the date hereof, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and (ii) except as otherwise contemplated by Sections 1.7 and 1.8, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment. The Company is not a party to or bound by any material consulting or independent contractor agreements that cannot be terminated at the Company’s election on thirty days’ prior notice without liability, penalty or premium. The Company has made available to Parent true, correct and complete forms of any arbitration agreements or confidentiality agreements between the Company and an officer, employee or former employee of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has made any verbal commitments to any such officers, employees, former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. All officers and employees of the Company and its Subsidiaries are active on the date hereof.
      (b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons and other than a beneficial interest or “carry” in a venture fund that may in turn have such beneficial interest) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.
      Section 3.14     Employee Benefit Plans.
      (a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.
      (b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

      (c) Neither the Company, nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Employee Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).
      (d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.
      (e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws and the Company and its Subsidiaries have paid, on a timely basis, all contributions, premiums and expenses due and have adequately and properly accrued all such amounts not yet due but accrued under the Company Benefit Plans.
      (f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan or any related trust or other funding medium thereunder or any fiduciary thereof is the subject of an audit, investigation or examination by a governmental or quasi-governmental agency.
      (g) None of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.
      (h) No “excess parachute payment” within the meaning of Section 280G of the Code will be payable to any person under the current terms of the Company Benefit Plans as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.
      Section 3.15     Labor Relations.
      (a) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries.
      (b) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law.
      (c) No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace.
      (d) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any plant closing notice or collective dismissal Law.

      (e) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.
      (f) The Company and its Subsidiaries have maintained and currently maintain adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.
      (g) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.
      (h) There has not been for a period of twelve (12) consecutive months prior to the date hereof, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing, or work stoppage by any employees of the Company or its Subsidiaries.
      Section 3.16     Contracts and Commitments.
      (a) Except as disclosed in the Company Reports filed since December 31, 2004 and prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any Subsidiary of the Company in excess of $250,000 or (B) potential payments by or to the Company or any Subsidiary of the Company reasonably expected to exceed $1,000,000; (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) any agreement that after the Effective Time would have the effect of limiting in any respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iv) providing for any joint venture, partnership or similar arrangement (other than research collaborations and license agreements); (v) involving any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract; (vi) relating to the borrowing of money, the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or the sale, securitization or servicing of loans or loan portfolios; (vii) with any directors, officers or stockholders that cannot be cancelled by the Company (or the applicable Subsidiary of the Company) within 30 days’ notice without liability, penalty or premium; (viii) containing severance or termination pay Liabilities related to termination of employment; (ix) related to product supply, manufacturing, distribution or development, or the license of Company Intellectual Property to or from the Company or its Subsidiaries (except for standard biological material transfer agreements and nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Parent, or standard licenses purchased by the Company or its Subsidiaries for off-the-shelf software and except for licenses in which either the aggregate noncontingent payments to or by the Company are not in excess of $250,000 or the potential payment to or by the Company is not expected to exceed $1,000,000); (x) obligating the Company or any of its Subsidiaries to provide indemnification; (xi) providing for any standstill restriction on the Company; (xii) providing for the disposition of an asset through licensing or otherwise involving consideration in excess of $100,000 (other than in the ordinary course of business consistent with prior practice); or (xiii) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in this Section 3.16, whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.
      (b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of the Subsidiaries of the Company have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.17     Intellectual Property.
      (a) The Company or each of its Subsidiaries owns, or is licensed or otherwise possesses all rights to, the Company Intellectual Property necessary for the business of the Company as currently conducted.
      (b) Section 3.17(b) of the Company Disclosure Letter lists (i) all material patents and patent applications and all material registered and unregistered trademarks, trade names and service marks, registered copyrights, material software (except to the extent listed pursuant to clause (iii) below) and material domain names included in the Company Intellectual Property, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual Property, and (iii) the Company Third-Party Intellectual Property Rights. Neither the Company nor any of its Subsidiaries nor, to the best Knowledge of the Company, any third party is in material violation of any license, sublicense or agreement described in Section 3.17(b) of the Company Disclosure Letter. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement, (B) result in the termination or modification of, or entitle any other party to, any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement except as otherwise described in Section 3.17(b) of the Company Disclosure Letter or (C) entitle any Third Party to claim any right to use or practice under any Merger Sub’s, Parent’s or any of their respective Affiliates’ Intellectual Property rights. The Company is the sole and exclusive owner of, with all right, title and interest in and to, the Company Intellectual Property purported to be owned by the Company (other than rights held by law by the U.S. government pursuant to government contracts, grants and funding) and, subject to any license agreements to which the Company is a party and pursuant to which the Company licenses others to use any such Company Intellectual Property, such Company Intellectual Property is free and clear of all liens, restrictions and encumbrances and, to the Knowledge of the Company, the Company has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property is being used.
      (c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any third party, including any employee or former employee of the Company or any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions contained in purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or products containing Company Intellectual Property arising in the ordinary course of business.
      (d) To the Knowledge of the Company, and except as set forth in the Company Reports, all patents, registered trademarks, service marks and copyrights held by the Company or any of its Subsidiaries are valid and are existing and there is no assertion or claim pending challenging the validity of any Company Intellectual Property owned by the Company or any of its Subsidiaries. In each case where such Company Intellectual Property is owned by the Company or any Subsidiary by assignment, to the Knowledge of the Company, the assignment has been recorded with the appropriate Governmental Entity within the required statutory period for such recordation. The Company has not been in the past six (6) years and currently is not a party to any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party nor, to the Knowledge of the Company, is any such suit, action or proceeding being threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the conduct of the business of the Company and each Subsidiary of the Company as currently conducted nor the development, manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries as now developed, manufactured, sold, licensed or used infringes on, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party. No third party has challenged in the past six (6) years or currently is challenging the ownership by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property owned by the Company or any of its Subsidiaries. No third party has challenged in the past six (6) years or currently is challenging the effectiveness of such Company Intellectual Property in precluding such third party from pursuing an activity that is reasonably similar to the Company’s business as currently conducted. Neither the Company nor any of its Subsidiaries has brought in the past six (6) years or currently is bringing any action, suit or proceeding for infringement of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. There are no pending or threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any of its Subsidiaries, except such as may have been commenced by the Company or any of its Subsidiaries.
      (e) The Company and each of its Subsidiaries have secured valid written assignments from all of its employees, and valid written agreements to assign from all of its consultants, who contributed and/or are contributing to the creation or development of material Company Intellectual Property of the rights to such past, current and future contributions that the Company or such Subsidiary does not already own by operation of law.
      (f) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all the Company Confidential Information. Each of the Company and its Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.
      Section 3.18     Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.
      Section 3.19     Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.
      Section 3.20     Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Common Merger Consideration to be received by the holders (other than Parent and its Affiliates) of Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.
      Section 3.21     No Existing Discussions. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of a Competing Transaction.
      Section 3.22     Proxy Statement. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement to be sent to Company Stockholders in connection with the Company Stockholders Meeting, or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to a Regulation M-A Filing, shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting or at the time any Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting that has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.
      Section 3.23     Expansion of Montana Facility. There are permits required to be obtained from Governmental Entities to proceed with the Montana Expansion. To the Knowledge of the Company, as of the date hereof, there are no facts or circumstances (including obtaining the required permits) that would reasonably be expected to prevent or delay the Montana Expansion.
      Section 3.24     Product and Related Regulations.
      (a) The Company has not obtained approval to market or sell any product since its inception, except for Bexxar therapeutic regimen (“Bexxar”), rights to which previously have been sold to an Affiliate of Parent. The Company and each of its Subsidiaries has complied in all material respects with all Laws promulgated by the U.S. Food and Drug Administration (the “FDA”) applicable to its product candidates and the operation of its manufacturing facilities.
      (b) The Company has made available to Parent all material information relating to regulation of the Company’s ongoing clinical studies.
      (c) To the Company’s Knowledge, in the exercise of ordinary care by the Company in supervising clinical trials there have been no dose-limiting adverse events in any clinical trials conducted by or on behalf of the Company of such nature that would be required to be reported to any applicable Governmental Entity.
      (d) Notwithstanding anything to the contrary herein, the Company makes no representations or warranties in this Agreement regarding Bexxar.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
      Parent and Merger Sub represent and warrant to the Company as follows:
      Section 4.1     Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.
      Section 4.2     Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.
      Section 4.3     No Conflict; Required Filings and Consents.
      (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s Amended and Restated Articles of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.
      (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws, the HSR Act and filing and recordation of the Certificate of Merger, as required by the DGCL.
      Section 4.4     Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.5     Sufficient Funds. Parent has, and will have available to it at the Effective Time, access to sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated by Section 2.1(a) and all of its obligations with respect to fees and expenses incurred in connection with the Merger.
      Section 4.6     Proxy Statement. The information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement to be sent to the Company Stockholders in connection with the Company Stockholders Meeting, or to be included or supplied by or on behalf of the Parent for inclusion in any filing pursuant to a Regulation M-A Filing, shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Company Stockholders or at the time of the Company Stockholders Meeting, or at the time any Regulation M-A Filing is filed with the SEC, contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication by Parent with respect to the solicitation of proxies for the Company Stockholders Meeting that has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to Parent or any of its respective Affiliates, officers or directors should be discovered by Parent that should be set forth in supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.
      Section 4.7     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.
      Section 4.8     Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.
      Section 4.9     Ownership of Shares. During the period three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby, neither Parent nor any of its Subsidiaries, including Merger Sub, was an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL or an “acquiring person” as such term is defined in Chapter 23B.19 of the Washington Business Corporation Act.
ARTICLE V
COVENANTS
      Section 5.1     Conduct of Business by the Company Pending the Merger.
      (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each Subsidiary of the Company to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, (iii) use its best efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, research and clinical collaborators, licensees and other Persons with which the Company or any of its Subsidiaries has business relations and (iv) comply in all material respects with all applicable Laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.
      (b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock (except for dividends payable on the Series A Shares or Series B Shares, which shall be paid in Common Shares); (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its’ Subsidiaries’ capital stock or any Company Stock Rights or Subsidiary Stock Rights; (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries capital stock or any Company Stock Rights (other than the issuance of Common Shares (A) upon the exercise of Company Stock Options or Company Warrants outstanding as of the date of this Agreement, (B) pursuant to the Company ESPPs, (C) upon conversion of the outstanding Convertible Notes or (D) in payment of dividends on the Series A Shares and Series B Shares) or Subsidiary Stock Rights; (v) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (vi) [intentionally omitted]; (vii) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries; (viii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person; (ix) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business consistent with prior practice); (x) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization; (xi) change its Tax or financial accounting methods, principles or practices, except as required by GAAP or applicable Laws; (xii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (I) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or (II) as expressly contemplated by Sections 1.7 and 1.8 of this Agreement; (xiii) make any other change in the employment terms for any of its directors or officers; (xiv) make any change to the Company Benefit Plans other than as expressly contemplated by Sections 1.7 and 1.8 or enter into or adopt any new Company Benefit Plans; (xv) hire any new employees, directors or Affiliates of the Company other than, with respect to non-officers and non-directors in the ordinary course of business consistent with past practice; (xvi) enter into any collective bargaining or other labor agreement; (xvii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xviii) acquire any material business, assets or securities other than in the ordinary course of business consistent with prior practice; (xix) make any material Tax election not consistent with prior practice or settle or compromise any material income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; (xx) take any action to render inapplicable, or to exempt any Third Party from the provisions of any Antitakeover Laws; (xxi) adopt a stockholder rights agreement, or “poison pill”; (xxii) enter into any agreement or understanding or arrangement with respect to the voting or registration of its or its Subsidiaries capital stock or Company Stock Rights or Subsidiary Stock Rights, (xxiii) enter into a

Company Material Contract or amend any Company Material Contract or grant any release or relinquishment of any rights under any Company Material Contract, (xxiv) settle or compromise any claim, suit, action, proceeding or investigation or pay, discharge or satisfy any Liability other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in full in the financial statements as of December 31, 2004 or incurred subsequent to that date in the ordinary course of business consistent with prior practice, (xxv) enter into or materially amend any supply or license agreement with respect to the MPL Adjuvant or (xxvi) authorize, commit or agree to take any of the actions described in this Section 5.1(b).
      Section 5.2     Access to Information and Employees.
      (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company, and shall furnish Parent and Merger Sub with (i) monthly financial reports, when available; (ii) all preclinical, clinical and manufacturing reports that are provided to senior management of the Company and (iii) such other financial, operating and other data as Parent or Merger Sub, through its Representatives, may reasonably request.
      (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
      Section 5.3     Reasonable Efforts; Notification.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (ii) the obtaining of all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.
      (b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.
      (c) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.
      (d) The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to (i) cause any representation or warranty made by such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (ii) result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
      (e) The Company shall (i) take all actions necessary to ensure that no Antitakeover Law is applicable or becomes operative with respect to the Merger, the Transaction Documents or any other transactions contemplated hereby and thereby and (ii) if any Antitakeover Law is applicable or becomes operative with respect to the Merger, the Transaction Documents or any other transaction contemplated herby and thereby, take all actions necessary to ensure that the Merger and any other transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to minimize the effect of such Laws on the Merger and the other transactions contemplated by the Transaction Documents.
      (f) Parent shall vote or cause to be voted all of the Shares owned by it (and any of its controlled Affiliates) at the Company Stockholders Meeting in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, and any action required in furtherance thereof. Parent shall use its reasonable best efforts (i) cause each of GlaxoSmithKline plc and its Subsidiaries that are not controlled by Parent and that own Common Shares to vote all of the Shares owned by it at the Company Stockholders Meeting in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, and any action required in furtherance thereof and (ii) to obtain, prior to the date of filing of the Proxy Statement, the written agreement of such Persons to vote all of the Shares owned by such Person in such manner.
      Section 5.4     Proxy Statement.
      (a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent and the Company shall, in consultation with each other, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.
      (b) The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the payment of the Merger Consideration in accordance with Section 2.1(a). If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, officers or directors should be discovered by such party that should be set forth in a supplement to the Proxy Statement, such party shall promptly inform the other thereof and the Company shall promptly prepare and mail to the Company Stockholders such amendment or supplement, and, if required in connection therewith, resolicit proxies. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.
      (c) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.
      Section 5.5     Company Stockholders Meeting.
      (a) The Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of Nasdaq to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement. Subject to Section 5.6(c), to the fullest extent permitted by applicable law, (i) the Company Board of Directors shall recommend adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(c), take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.
      (b) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Corporate Secretary setting forth the voting results from the Company Stockholders Meeting.
      Section 5.6     No Solicitation of Transactions.
      (a) The Company shall, and shall cause its Affiliates, Representatives and any other agents to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction.
      (b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company or its Subsidiaries to, (i) solicit, initiate, intentionally encourage, participate in or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Transaction or (ii) directly or indirectly solicit, initiate, intentionally encourage, participate in or otherwise facilitate any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.6 by any Representative or Affiliate of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.6 by the Company. Notwithstanding the foregoing, if, prior to obtaining the Company Required Vote, (i) the Company has complied with this Section 5.6, and (ii) the Company Board of Directors reasonably determines in good faith that a Competing Transaction constitutes or would reasonably be expected to lead to a Superior Competing Transaction, then, to the extent required by the fiduciary obligations of the Company Board of Directors, as determined in good faith by a majority thereof after consultation with the Company’s outside counsel, the Company may, subject to the Company’s providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 5.6(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement, provided, that all such information not theretofore provided to Parent is provided to Parent prior to or as soon as reasonable practicable after it is provided to such Third Party.
      (c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger, this Agreement and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained herein, the Transaction Documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any Antitakeover Law inapplicable to any Competing Transaction, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to or would reasonably be expected to lead to, any Competing Transaction. Notwithstanding the foregoing, prior to obtaining the Company Required Vote, in response to a Superior Competing Transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 5.6(b), the Company Board of Directors may, if it determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company Board of Directors to the Company Stockholders under applicable Law or Order, (1) modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (2) terminate the Agreement in accordance with Section 7.1(d), but in each case only (y) at a time that is after the fifth (5th) Business Day following Parent’s receipt of written notice advising Parent that the Company Board of Directors is prepared to take such action (during which period the Company shall negotiate in good faith with Parent concerning any New Parent Proposal), specifying therein all of the terms and conditions of such Superior Competing Transaction, and identifying the Person or group making such Superior Competing Transaction and (z) if, after the end of such five (5) Business Day period, the Company Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that such proposed transaction continues to be a Superior Competing Transaction, after taking into account any New Parent Proposal. The Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of any confidentiality agreement, and the Company shall take all reasonable best efforts to enforce, to the fullest extent permitted by applicable Laws, each confidentiality agreement entered into pursuant to this Section 5.6 and any other confidentiality agreement to which the Company is or becomes a party.
      (d) In addition to the obligations set forth in Sections 5.6(a), (b) and (c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) any Competing Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, other Representative of the Company, (ii) the terms and conditions of such Competing Transaction

(including a copy of any written proposal) and (iii) the identity of the Person or group making the offer, proposal or inquiry for any such Competing Transaction immediately (but in any event within thirty-six (36) hours) following receipt by the Company or any officer or director of the Company or, to the Knowledge of the Company, any other Representative of the Company of such Competing Transaction offer, proposal or inquiry. If the Company or its Subsidiaries or any of their respective Affiliates or Representatives participates in substantive discussions or any negotiations with, or provides material information in connection with any such Competing Transaction, the Company shall keep Parent advised on a current basis of any developments with respect thereto. The Company agrees to notify Parent immediately if the Company Board of Directors determines that a Competing Transaction is not a Superior Competing Transaction.
      (e) Nothing contained in this Section 5.6 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either, except as provided by Section 5.6(c), (i) modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the approvals or recommendations of the Company Board of Directors of the Merger or this Agreement and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained herein, or (ii) approve or recommend a Competing Transaction, or propose publicly to approve or recommend a Competing Transaction.
      (f) Nothing in this Section 5.6 shall permit the Company to terminate this Agreement (except as expressly provided in Article VII).
      Section 5.7     Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.
      Section 5.8     Litigation. Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed. Without limiting the foregoing, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or any of its directors relating to the transactions contemplated by the Transaction Documents or the Merger; and no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.
      Section 5.9     Employee Benefit Matters.
      (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.
      (b) For at least one year after the Effective Time, Parent will offer, or cause the Surviving Corporation to offer Company Employees compensation opportunities and employee benefits that are comparable in value in the aggregate with the compensation and employee benefits (exclusive of any such compensation and benefits consisting of or based on any equity securities of the Company, including under the Company Stock Option Plans and the Company ESPPs) provided under the Company Benefit Plans to the Company Employees immediately prior to the Effective Time in the ordinary course and not in contemplation of the transactions contemplated by this agreement. Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time and for purposes of eligibility for participation and vesting under Parent Benefit Plans in which such Company Employees are permitted, at the discretion of the Parent, to participate other than for purposes of determining eligibility for participation under any retiree medical plan or defined benefit plan of the Parent.
      (c) All actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.
      (d) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 5.9, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms.
      (e) The Company and its Subsidiaries will consult with Parent with respect to any communication (written, electronic or oral) intended to be broadly circulated, or available generally, to any of Company Employees relating to the transactions contemplated hereby and the form and substance of any such communication shall be subject to approval by Parent, which approval shall not be unreasonably withheld or delayed.
      Section 5.10     Directors’ and Officers’ Indemnification and Insurance.
      (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof, the DGCL, the Company Certificate of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time, and Parent shall guarantee such performance by the Surviving Corporation. The Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.
      (b) For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Company’s current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.
      (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
      Section 5.11     Montana Facility Expansion. The Company shall use its best efforts to proceed in a timely manner with the Montana Expansion, including authorizing (and incurring the reasonable expenses related to) the preparation and completion of each of the preliminary and final designs for the Montana Expansion, and ordering supplies and equipment at such time as is reasonably believed to be necessary to avoid delays in the Montana Expansion. Parent and the Company shall cooperate to obtain all consents and approvals reasonably believed to be necessary in connection with the Montana Expansion, including applying for and obtaining the preliminary permit to begin construction of the Montana Expansion. Following execution of this Agreement, the parties shall establish a committee consisting of two representatives of each of the Company and Parent, which will meet regularly (but in any event no less than weekly) by telephone or in person to discuss and update the Parent representatives on the status of the Montana expansion, including all matters related to its design, development, construction and approval. The Company shall not take any action that would reasonably be expected to result in any material delay or change in the Montana Expansion, without the prior written approval of Parent, not to be unreasonably withheld or delayed.
ARTICLE VI
CONDITIONS PRECEDENT
      Section 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered, that is in effect and that prevents or prohibits consummation of the Merger.

(c) Consents and Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger, the failure of which to be obtained or taken would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been obtained.

(d) HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law, shall have expired or been terminated.
      Section 6.2     Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in this Agreement (other than in the case of the representations and warranties contained in Section 3.3 and Section 3.4 and in clause (a) of Section 3.9) shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect;

(ii) The representations and warranties set forth in Sections 3.3 and 3.4 shall be true and correct, except as shall not result in a Material Consideration Increase;

(iii) The representation and warranty set forth in clause (a) of Section 3.9 shall be true and correct in all respects; and

(iv) Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.

(c) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company, substantially in the form attached as Exhibit A hereto.
      Section 6.3     Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
      Section 7.1     Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such Order or to reverse such action;

(c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.6(b), (c) or (d);

(d) by the Company in order to enter into an Acquisition Agreement for a Superior Competing Transaction; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(c) and (d) and (ii) all of the payments required by Section 7.2 have been made in full to Parent;

(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within seven (7) Business Days after Parent has requested in writing that it do so, (iii) the Company Board of Directors shall have (A) recommended to the Company Stockholders that they approve or accept a Competing Transaction or (B) determined to accept a proposal or offer for a Superior Competing Transaction, (iv) the Company shall have materially breached any of its obligations under Section 5.6(b), (c) or (d), or Section 5.5, (v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Competing Transaction and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(f) by Parent or the Company, if the Merger shall not have been consummated prior to December 31, 2005 (the “Outside Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that (i) would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) if continuing on the Closing Date and (ii) shall not have been cured (or is not capable of being cured) by the earlier of (A) the Outside Termination Date and (B) twenty (20) Business Days following receipt by the Company of written notice of such breach from Parent (such breach, a “Terminating Company Breach”) (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement);

(h) by the Company, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that (i) would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) if continuing on the Closing Date and (ii) shall not have been cured (or is not capable of being cured) by the earlier of (A) the Outside Termination Date and (B) twenty (20) Business Days following receipt by Parent of written notice of such breach from the Company (such breach, a “Terminating Parent Breach”) (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement).

The party desiring to terminate this Agreement pursuant to (b), (c), (d), (e), (f), (g) or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.
      Section 7.2     Expenses.
      (a) Expense Allocation. Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally the Transaction Expenses.
      (b) Company Termination Fees. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d), (ii) by Parent pursuant to Section 7.1(e) or (iii) by Parent or the Company pursuant to Section 7.1(c), Section 7.1(f) or Section 7.1(g), the Company shall promptly, and in any event within two (2) Business Days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if following the date hereof and prior to termination of this Agreement, there has been publicly announced a Competing Transaction (or, in the alternative, but solely with respect to termination pursuant to Section 7.1(f) or Section 7.1(g), there has been made to the Company or the Company Board of Directors a proposal regarding a Competing Transaction, whether or not publicly announced) and (1) within twelve (12) months following the termination of this Agreement a Company Acquisition is consummated or (2) within twelve (12) months following the termination of this Agreement the Company enters into an Acquisition Agreement with respect to a Company Acquisition, and (B) such payment shall be made promptly, but in no event later than two (2) Business Days, after the consummation of such Company Acquisition or the entering into of such Acquisition Agreement. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. The Company acknowledges that its obligation to pay to Parent any amounts due pursuant to this Section 7.2 is not subject to the Company Required Vote or any other shareholder vote being obtained.
      (c) Costs of Recovery. In the event that either party is required to file suit to seek all or a portion of the amounts payable under this Section 7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys’ fees and expenses, that it has incurred in enforcing its rights under this Section 7.2, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received.
      Section 7.3     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or for fraud.
      Section 7.4     Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
      Section 7.5     Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE VIII
GENERAL PROVISIONS
      Section 8.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.
      Section 8.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):
           (a) if to Parent, to

SmithKline Beecham Corporation
(d/b/a GlaxoSmithKline)
One Franklin Plaza
200 N. 16th Street
Philadelphia, PA 19102
Attn: General Counsel
Phone: (215) 751-7633
Fax: (215) 751-5349

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Victor I. Lewkow, Esq.
Phone: (212) 225-2000
Fax: (212) 225-3999

if to the Company, to

Corixa Corporation
1900 9th Avenue
Seattle, Washington 98101
Attn: General Counsel
Phone: (206) 366-4700
Fax: (206) 366-3700

with a copy to:

Orrick, Herrington & Sutcliffe LLP
719 Second Avenue, Suite 900
Seattle, WA 98104

Attn:	Stephen M. Graham

Alan C. Smith
Phone: (206) 839-4300
Fax: (206) 839-4301
      Section 8.3     Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.
      Section 8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 8.5     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 5.11 (Directors’ and Officers’ Indemnification and Insurance), who shall have the right to enforce such provisions directly.
      Section 8.6     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
      Section 8.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not created adverse Tax consequences for the Company Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 8.8     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.
      Section 8.9     Consent to Jurisdiction; Venue.
      (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
      (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
      Section 8.10     Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.
ARTICLE IX
CERTAIN DEFINITIONS
      “Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Transaction.
      “ADA” shall mean the Americans with Disabilities Act.
      “ADEA” shall mean the Age Discrimination in Employment Act.
      “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
      “Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL and Chapter 23.B.19 of the Washington Business Corporation Act.

      “Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262.
      “Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.
      “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.
      “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.
      “Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.
      “Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.
      “Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.
      “Code” shall mean the Internal Revenue Code of 1986, as amended.
      “Company Acquisition” shall mean (i) a merger, consolidation or business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of all or a substantial part of its assets (it being understood that the Company’s manufacturing facility in Hamilton, Montana shall be deemed a substantial part), or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of the Company.
      “Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement; and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.
      “Company Bylaws” shall mean the Bylaws of the Company, as in effect as of the date hereof, including any amendments.
      “Company Certificate of Incorporation” shall mean the Company’s Fifth Amended and Restated Certificate of Incorporation as in effect as of the date hereof, together with the Certificate of Designation of the Rights, Preferences and Privileges of Series A Convertible Preferred Stock, the Certificate of Designation of the Rights, Preferences and Privileges of Series B Convertible Preferred Stock, the Certificate of Amendment increasing the authorized Common Shares and the Certificate of Decrease of the Series A Stock.
      “Company Confidential Information” shall mean Company Intellectual Property not otherwise protected by patents, patent applications or copyright.

      “Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement. The Company Disclosure Letter shall include references to each provision of this Agreement to which information contained in the Company Disclosure Letter is intended to apply.
      “Company Employees” shall mean employees of the Company who remain with the Surviving Corporation.
      “Company ESPPs” shall mean the Company’s 2001 Employee Stock Purchase Plan, including the addendums thereto, and the Company’s 1996 Employee Stock Purchase Plan.
      “Company Financial Advisor” shall mean Banc of America Securities LLC.
      “Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.
      “Company Intellectual Property” shall mean Intellectual Property used in the business of the Company or any Subsidiary of the Company as currently conducted by the Company or any Subsidiary of the Company.
      “Company Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.
      “Company Material Adverse Effect” shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would be reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company, or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume, in and of itself, (B) any failure by the Company to meet published revenue or earnings projections, in and of itself, (C) any Effect that results from changes affecting the biotechnology or pharmaceutical industries generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (E) any Effect resulting from compliance with the terms and conditions of this Agreement, or (F) any Effect caused by an impact to the Company’s relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Merger.
      “Company Option Plans” shall mean the Company’s 2001 Stock Incentive Plan, the Company’s 1997 Directors’ Stock Option Plan, the Company’s Subsidiary’s 1996 Equity Incentive Plan and the Company’s Subsidiary’s 1995 Equity Incentive Plan, in each case as amended and restated prior to the date hereof.
      “Company Permits” shall mean all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.
      “Company Proprietary Technology” shall mean all Technology owned by the Company.
      “Company Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since the date of the Company’s initial public offering.

      “Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares, as if converted to Common Shares, entitled to vote on the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement.
      “Company Stock Option” shall mean each outstanding option to purchase Common Shares under the Company Option Plans.
      “Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.
      “Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger, among other proposals.
      “Company Termination Fee” shall mean $10,000,000.
      “Company Third-Party Intellectual Property Rights” shall mean all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property.
      “Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
      “Competing Transaction” shall mean any proposal or offer, whether in writing or otherwise, from any Third Party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or more than (i) 15% of the assets of the Company, (ii) the Company’s manufacturing facility in Hamilton, Montana, or (iii) 15% or more of any class of equity securities of the Company, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than (i) 15% of the assets of the Company, (ii) the Company’s manufacturing facility in Hamilton, Montana, or (iii) 15% or more of any class of equity securities in the Company, as the case may be.
      “Company Warrants” shall mean all outstanding warrants to purchase Common Shares.
      “Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and an Affiliate of Parent dated March 3, 2005.
      “Convertible Notes” shall mean the Company’s outstanding 4.25% convertible subordinated notes due 2008.
      “Delaware Secretary” shall mean the Secretary of State of the State of Delaware.
      “Effective Time” shall mean the effective time of the Merger, which shall be time the Certificate of Merger is duly filed with the Delaware Secretary, or at such other time as the parties hereto agree shall be specified in such Certificate of Merger.
      “Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of

ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.
      “Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.
      “Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.
      “Environmental Laws” shall mean local, state and federal laws and regulations relating to protection of the environment, pollution control, health and safety, product registration (but only in jurisdictions in which the Company sells its products) and Hazardous Materials.
      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
      “FLSA” shall mean the Fair Labor Standards Act.
      “FMLA” shall mean the Family and Medical Leave Act.
      “GAAP” shall mean United States generally accepted accounting principles.
      “Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.
      “Hazardous Materials” shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.
      “HSR Act” shall mean the means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
      “Intellectual Property” shall mean those patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights and any applications for any of the foregoing, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and other intangible proprietary information or material.
      “IRS” shall mean the Internal Revenue Service.
      “Knowledge,” or any similar expression, shall mean (i) with respect to the Company, the actual knowledge of any Company Knowledge Person and (ii) with respect to Parent (or any of its Subsidiaries), the actual knowledge of any Parent Knowledge Person.
      “Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.
      “Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

      “Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.
      “Material Consideration Increase” shall mean an increase of more than $1 million in the aggregate dollar amount of the Merger Consideration payable by Parent pursuant to this Agreement, resulting from any inaccuracy in the representations and warranties of the Company contained in Section 3.3.
      “Montana Expansion” shall mean completion of expansion of the MPL manufacturing capacity at the Company’s existing facility in Hamilton, Montana by adding two fermentation trains of substantially the same scale and type and design of equipment as the current fermentation train at such site with the result that the site as so expanded is fully operational and validated, including manufacture and release of consistency lots of bulk MPL matching the same specification, not later than September 30, 2007.
      “Nasdaq” shall mean The Nasdaq National Market System, a.k.a. the Nasdaq Stock Market.
      “New Parent Proposal” shall mean any amendment of the terms of the Merger by Parent or Merger Sub or any proposal by Parent or Merger Sub to amend the terms of this Agreement or the Merger.
      “NLRB” shall mean the United States National Labor Relations Board.
      “Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.
      “Parent Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of its employees.
      “Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.
      “Parent Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Parent Disclosure Letter.
      “Parent Material Adverse Effect” shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.
      “Paying Agent” shall mean a commercial bank or trust company designated by Parent and reasonably acceptable to the Company.
      “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.
      “Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

      “Regulation M-A Filing” shall mean a filing made under Rules 165 and 425 under the Securities Act or Rule 14a-12 under the Exchange Act.
      “Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor).
      “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
      “SEC” shall mean the Securities and Exchange Commission.
      “Section 262” shall mean Section 262 of the DGCL.
      “Securities Act” shall mean the Securities Act of 1933, as amended.
      “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.
      “Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.
      “Superior Competing Transaction” shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the capital stock of the Company then outstanding or all or substantially all of the assets of the Company on terms the Company Board of Directors determines in good faith (after consulting the Company’s outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the Company Stockholders than the Merger and the other transactions contemplated by this Agreement, and is reasonably capable of being consummated.
      “Surviving Corporation” shall mean the corporation surviving the Merger.
      “Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.
      “Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
      “Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.
      “Transaction Documents” shall mean this Agreement, the Support Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.
      “Transaction Expenses” shall mean all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred (i) in connection with the filing, printing and mailing of the Proxy Statement

(including any preliminary materials related thereto) and any amendments or supplements thereto, and (ii) in connection with filings required under the HSR Act (including the HSR filing fee).
      “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SMITHKLINE BEECHAM CORPORATION
(doing business as GlaxoSmithKline)

By:	/s/ Donald F. Parman

Name:	Donald F. Parman

Title:	Vice President and Secretary

GSK DELAWARE CORP.

By:	/s/ Donald F. Parman

Name:	Donald F. Parman

Title:	Vice President and Secretary

CORIXA CORPORATION

By:	/s/ Steven Gillis

Name:	Steven Gillis, Ph.D.

Title:	Chief Executive Officer

ANNEX I
Index of Defined Terms

Defined Term	Location

Acquisition Agreement	Article IX
ADA	Article IX
ADEA	Article IX
Affiliate	Article IX
Agreement	Preamble
Antitakeover Laws	Article IX
Appraisal Shares	Article IX
Associate	Article IX
Bexxar	Section 3.24
Business Day	Article IX
CERCLA	Article IX
Certificate	Article IX
Certificate of Merger	Article IX
Closing	Article IX
Closing Date	Section 1.2
Code	Article IX
Common Merger Consideration	Section 1.4
Common Shares	Recital A
Company	Preamble
Company Acquisition	Article IX
Company Benefit Plan	Article IX
Company Board of Directors	Recital B
Company Bylaws	Article IX
Company Certificate of Incorporation	Article IX
Company Confidential Information	Article IX
Company Employees	Article IX
Company Disclosure Letter	Article IX
Company ESPPs	Article IX
Company Financial Advisor	Article IX
Company Financial Statements	Article IX
Company Intellectual Property	Article IX
Company Knowledge Person	Article IX
Company Licensed Technology	Article IX
Company Material Adverse Effect	Article IX
Company Material Contract	Section 3.16(a)
Company Option Plans	Article IX
Company Permits	Article IX
Company Reports	Article IX
Company Required Vote	Article IX
Company Stockholders	Recital B
Company Stock Option	Article IX

A-I-1

Defined Term	Location

Company Stock Rights	Article IX
Company Stockholders Meeting	Article IX
Company Termination Fee	Article IX
Company Third-Party Intellectual Property Rights	Article IX
Company 10-K	Article IX
Competing Transaction	Article IX
Confidentiality Agreement	Article IX
Convertible Notes	Article IX
Current Offerings	Section 1.8
Delaware Secretary	Article IX
DGCL	Recital A
Effective Time	Article IX
Employee Benefit Plan	Article IX
Employment Agreements	Article IX
Encumbrance	Article IX
Environmental Laws	Article IX
ERISA	Article IX
Exchange Act	Recitals
Exchange Fund	Section 2.1
FDA	Section 3.24
FLSA	Article IX
FMLA	Article IX
GAAP	Article IX
Governmental Entity	Article IX
Hazardous Materials	Article IX
HSR Act	Article IX
Intellectual Property	Article IX
IRS	Article IX
Knowledge	Article IX
Labor Laws	Article IX
Law	Article IX
Letter of Transmittal	Section 2.2(a)
Liabilities	Article X
Material Consideration Increase	Article X
Merger	Recital A
Merger Consideration	Section 1.4(a)
Merger Sub	Preamble
Montana Expansion	Article IX
Nasdaq	Article IX
New Parent Proposal	Article IX
NLRB	Article IX
Order	Article IX
Outside Termination Date	Section 7.1(f)
Parent	Preamble

A-I-2

Defined Term	Location

Parent Benefit Plan	Article IX
Parent Board of Directors	Recital C
Parent Bylaws	Article IX
Parent Knowledge Person	Article IX
Parent Material Adverse Effect	Article IX
Paying Agent	Article IX
Person	Article IX
Proxy Statement	Article IX
Regulation M-A Filing	Article IX
Regulatory Conditions	Section 7.1(e)
Representatives	Article IX
Sarbanes-Oxley Act	Article IX
SEC	Article IX
Section 262	Article IX
Securities Act	Article IX
Series A Merger Consideration	Section 1.4(a)
Series A Shares	Recital A
Series B Merger Consideration	Section 1.4(a)
Series B Shares	Recital A
Shares	Recital A
Stock Portion	Section 1.4(a)
Subsidiary	Article IX
Subsidiary Stock Rights	Article IX
Superior Competing Transaction	Article IX
Support Agreements	Recital D
Surviving Corporation	Article IX
Tax	Article IX
Tax Return	Article IX
Terminating Company Breach	Section 7.1(g)
Terminating Parent Breach	Section 7.1(h)
Third Party	Article IX
Transaction Documents	Article IX
Transaction Expenses	Section 7.2
WARN	Article IX

A-I-3

EXHIBIT A
NOTICE TO THE INTERNAL REVENUE SERVICE
      This notice is being provided by Corixa Corporation, a Delaware corporation (the “Company”) pursuant to the requirements of Treasury Regulation Section 1.897-2(H)(2).
      The Company is located at 1900 9th Avenue, Seattle, Washington, 98101. The Company’s Taxpayer Identification Number is 91-1654367.
      The attached Notice of Non-U.S. Real Property Holding Corporation Status was not requested by a foreign interest holder. Rather, it was requested by SmithKline Beecham Corporation, a Pennsylvania corporation (doing business as GlaxoSmithKline) (“Parent”), the transferee of capital stock of the Company. Parent is located at 2301 Renaissance Boulevard (Mailcode RN0220), King of Prussia, PA 19406 2772. Parent’s Taxpayer Identification Number is 23-1099050.
      The interests in question (shares of the Company stock to be received by Parent pursuant to an Agreement and Plan of Merger) are not U.S. Real Property Interests.
      Under penalties of perjury, I declare that I have examined this notice and the attachment hereto and to the best of my knowledge and belief they are true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

CORIXA CORPORATION

By:

Chief Executive Officer
Dated:                     , 2005

NOTICE OF NON-U.S. REAL PROPERTY HOLDING CORPORATION
STATUS PURSUANT TO TREASURY REGULATION
SECTION 1.897-2(H) AND CERTIFICATION OF NON-FOREIGN STATUS
      Pursuant to an Agreement and Plan of Merger, dated as of April 29, 2005, among SmithKline Beecham Corporation, a Pennsylvania corporation (“Parent”), GSK Delaware Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Corixa Corporation, a Delaware corporation (the “Company”), Merger Sub shall be merged with and into the Company, and the Company will become a wholly-owned subsidiary of Parent. In completing that merger, Parent will receive shares of the Company’s capital stock in exchange for the merger consideration provided for in the Agreement and Plan of Merger.
      Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. Real Property Interest must withhold tax if the transferor is not a U.S. person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the receipt of the capital stock of the Company in exchange for the merger consideration, the undersigned, in his capacity as Chief Executive Officer of the Company:

1. The capital stock of the Company outstanding immediately prior to the merger does not constitute a U.S. Real Property Interest as that term is defined in Section 897(c)(1)(A)(ii) of the Code.

2. The assertion in Paragraph 1 above is based on a determination by the Company that the Company is not and has not been a U.S. Real Property Holding Corporation, as that term is defined in Section 897(c)(2) of the Code at any time during the five-year period preceding the date of this Notice.

3. The Company is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the related regulations).

4. The Company’s U.S. employer identification number is 91-1654367.

5. The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.

6. The Company’s office address is 1900 9th Avenue, Seattle, Washington 98101.

7. The Company will file this notice with the Internal Revenue Service within 30 days after this notice is delivered to Parent.
      This notice is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3). The Company understands that any false statement contained herein could be punished by fine, imprisonment or both.
      Under penalties of perjury I declare that I have examined this notice and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this notice on behalf of the Company.

CORIXA CORPORATION

By:

Chief Executive Officer
Dated:                     , 2005

ANNEX B
[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]
April 29, 2005
Board of Directors
Corixa Corporation
1900 9th Avenue
Seattle, Washington 98101
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Corixa Common Stock (as defined below), other than SmithKline Beecham Corporation (d/b/a GlaxoSmithKline) (“GSK”) and its affiliates, of the consideration proposed to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of April 29, 2005 (the “Agreement”), among GSK, GSK Delaware Corp., a wholly owned subsidiary of GSK (“Merger Sub”), and Corixa Corporation (“Corixa”). As more fully described in the Agreement, Merger Sub will be merged with and into Corixa (the “Merger”), with Corixa continuing as the surviving corporation in the Merger, and each outstanding share of the common stock, par value $0.001 per share, of Corixa (“Corixa Common Stock”) will be converted into the right to receive $4.40 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Corixa;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Corixa;

(iii)	reviewed certain financial forecasts relating to Corixa prepared by the management of Corixa;

(iv)	discussed with senior executives of Corixa the past and current operations, financial condition and prospects of Corixa, including the status of Corixa’s product development, its existing collaborations and its future capital requirements;

(v)	reviewed the reported prices and trading activity for Corixa Common Stock;

(vi)	compared the financial performance and equity market capitalization of Corixa and the prices and trading activity of Corixa Common Stock with that of certain other publicly traded companies we deemed relevant;

(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii)	participated in discussions and negotiations among representatives of Corixa, GSK and their financial and legal advisors;

(ix)	reviewed the Agreement and the form of Support Agreement to be entered into among GSK and certain Corixa stockholders;

(x)	considered our efforts to solicit, at your direction, third party indications of interest in a possible acquisition of, or business combination or other strategic transaction with, Corixa; and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the

B-1

Board of Directors
Corixa Corporation
April 29, 2005

financial forecasts relating to Corixa, we have assumed, at the direction of Corixa, that they have been reasonably prepared by the management of Corixa on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Corixa. We have not made any independent valuation or appraisal of the assets or liabilities of Corixa, nor have we been furnished with any such valuations or appraisals. We have evaluated, at the direction of Corixa and to the extent relevant to our analysis, all outstanding options, warrants and preferred stock of Corixa as Corixa Common Stock equivalents. We have assumed, with your consent, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof.
We express no view or opinion as to any terms or aspects of the transactions contemplated by the Agreement or related documents other than the Merger Consideration to the extent expressly specified herein (including, without limitation, the form or structure of the Merger, the specific amount of the consideration payable in the Merger or the consideration payable to any security holders of Corixa other than the Merger Consideration payable to holders of Corixa Common Stock (excluding GSK and its affiliates)). In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Corixa or in which Corixa might engage or as to whether any transaction might be more favorable to Corixa as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Corixa to proceed with or effect the Merger.
We have acted as sole financial advisor to the Board of Directors of Corixa in connection with the Merger, for which services we have received and will receive fees, a portion of which was payable prior to the date hereof, a portion of which is payable upon the execution of the Agreement and a significant portion of which is contingent upon the consummation of the Merger. We or our affiliates may in the future provide financial advisory and financing services to GSK or its affiliates. In addition, in the ordinary course of our businesses, we and our affiliates may actively trade or hold the loans of GSK and the securities or loans of Corixa and GSK’s affiliate, GlaxoSmithKline plc, for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.
It is understood that this letter is for the benefit and use of the Board of Directors of Corixa in connection with and for purposes of its evaluation of the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders of Corixa should vote at the stockholders’ meeting held in connection with the Merger.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received by holders of Corixa Common Stock (other than GSK and its affiliates) in the proposed Merger is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC

B-2

ANNEX C
§262. Appraisal rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §251, §252, §254, §257, §258, §263 and §264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY
CORIXA CORPORATION SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CORIXA CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JULY 12, 2005

The undersigned stockholder of Corixa Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated June 2, 2005, and hereby appoints Steven Gillis, Ph.D. and Michelle Burris, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting of stockholders of Corixa to be held on July 12, 2005, at 1:00 p.m., local time, at the Company’s corporate headquarters located at 1900 9th Avenue, Suite 1100, Seattle, Washington 98101 and at any adjournments or postponements of the special meeting, and to vote all shares of common stock and preferred stock on an as-converted basis that the undersigned would be entitled to vote if then and there personally present, on the matter set forth below.

THE PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH PROPOSAL, AND AS SAID PROXIES DEEM ADVISABLE ON ANY OTHER MATTER OR MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

You Must Detach This Portion of the Proxy Card Before Returning It in the Enclosed Envelope.

(Continued and to be dated and signed on the other side.)

Corixa Corporation

Vote by Internet, Telephone or Mail

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.proxyvoting.com/crxa 8		TELEPHONE 1-888-426-7035 (		MAIL ›
	OR		OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the Web site. You will be prompted to enter your control number, which is shown above your name, to create and submit an electronic ballot.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, which is shown above your name, and then follow the directions given.		1. Mark, sign and date your proxy card. 2. Detach your proxy card. 3. Return your proxy card in the postage paid envelope provided.

Note: If you vote your proxy by Internet or telephone, DO NOT mail your proxy card.

▼ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL▼

CORIXA CORPORATION

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

Proposal 1:
Adoption of the Merger Agreement, dated as of April 29, 2005, by and among SmithKline Beecham Corporation, GSK Delaware Corp. and Corixa Corporation:

☐	FOR	☐	AGAINST	☐	ABSTAIN

Proposal 2:
To act upon any other matters properly brought before the special meeting, or any adjournment or postponement thereof, including the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of Proposal 1 in the event there are not sufficient votes for approval of Proposal 1 at the special meeting:
☐	FOR	☐	AGAINST	☐	ABSTAIN

						Date:	, 2005

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.